Exhibit 10.1

OFFICE LEASE AGREEMENT BETWEEN

NEA GALTIER, LLC,

AS LANDLORD,

AND

CRAY INC.

AS TENANT

DATED July 2, 2009

Galtier Plaza, St. Paul, Minnesota

BASIC LEASE INFORMATION

Lease Date:	July 2, 2009
Tenant:	CRAY INC., a Washington corporation
Landlord:	NEA GALTIER, LLC, a Delaware limited liability company
Premises:	Approximately 51,052 rentable square feet in the building whose street address is 380 Jackson Street, St. Paul, Minnesota 55101 (the
“Building”), consisting of 9,307 rentable square feet (Areas B-1 and B-2
) on the first floor of the Building (the “First Floor Premises”), and
41,745 rentable square feet (Areas A-1, A-2, A-3, and A-4) on the second floor of the Building (the “Second Floor Premises”). Tenant may elect to add an additional 4,996 rentable square feet (Suite 310) on the third floor of the Building (the “Option 1 Space”) as shown on Exhibit A attached hereto). In addition, Tenant may elect to add no less than an additional 5,000 rentable square feet and up to an additional 10,000 rentable square feet of space (from Suites 550, 560, 570 and 580) as shown on Exhibit A to the Premises (the “Option 2 Space”). Upon Tenant’s
election to exercise either the Option 2 Pre-Commencement Expansion
Option (as defined herein), or the Option 2 Post-Commencement Expansion
Option (as defined herein), then within five (5) Business Days following such election Landlord shall give Tenant notice of any possible alternative space on any floor on which a part of the Premises are located at the time of the exercise that Tenant may elect to substitute in place of all or part of the existing Option 2 Space, provided that
Tenant acknowledges Landlord makes no representation or guaranty that any such alterative space will be available. If such alternative space is available, Tenant shall notify Landlord of its election to substitute such Option 2 Space within five (5) Business Days of receiving notice of the available substitute space; if Tenant fails to so timely notify
Landlord, the alterative space shall no longer be available as a substitution for the Option 2 Space. Upon any such timely substitution, all the terms of the Lease pertaining to the Option 2 Space shall by definition apply to the substitute space. In such case the Option 1
Space and/or the Option 2 Space will be added to the Premises on the same terms and conditions as the rest of the Premises, including without limitation the following terms and provisions, (A) Gross Full Service
Rent of $19.36 per square foot with three percent (3%) annual increases throughout the Term (acknowledging that the Gross Full Service Rent for any of the Option 2 Space for which substantial completion occurs following the initial Lease Year shall commence at a rate of $19.94 per square foot), (B) with the same Tenant’s Allowance and Additional
Allowance, and payment terms for Additional TI Costs as described in
Exhibit D hereto, (C) with additional parking permits (as described in
Exhibit F hereto), and (D) with the term to be coterminous with the rest of the Premises (with the Gross Full Service Rent commencing on substantial completion of the improvement work for the Option 1 and
Option 2 Space, as applicable), and the parties shall execute an amendment to the Lease to include the Option 1 Space and/or the Option 2
Space, as applicable, in the Premises and otherwise to provide for the leasing of the Option 1 Space and/or the Option 2 Space (as applicable)
on such terms. Tenant acknowledges and agrees that Suites 560, 570 and
580 of the Option 2 Space will not be available until January 1, 2010
(the “January Option 2 Space”). With respect to the Option 1 Space,
Tenant’s election shall be made by providing written notice to Landlord either (i) on or before the Actual Commencement Date (“Tenant’s Option 1
Pre-Commencement Expansion Option”), in which case Tenant will also receive, with respect to the Option 1 Space in the Premises, free rent for the entire initial six months of the Term, or (ii) on or before the six (6) month anniversary of the Actual Commencement Date (“Tenant’s
Option 1 Post-Commencement Expansion Option”), in which case Tenant will receive a pro rata portion of the remaining six months of initial free rent, if any, such that Gross Full Service Rent Abatement Period for the
Option 1 Space shall commence on the same date as it commences for the rest of the Premises. With respect to the Option 2 Space, Tenant’s election shall be made by providing written notice to Landlord either (i)
on or before the Actual Commencement Date (“Tenant’s Option 2
Pre-Commencement Expansion Option”), in which case Tenant will receive, with respect to the Option 2 Space in the Premises free rent for the entire initial six months of the Term (provided that, with respect to the
January Option 2 Space, Tenant will receive a pro-rata portion of the remaining six months of initial free rent, if any, such that the Gross
Full Service Rent Abatement Period for the January Option 2 Space shall commence on the same date as it commences for the rest of the Premises), or (ii) on or before the twelve (12) month anniversary of the Actual
Commencement Date (“Tenant’s Option 2 Post-Commencement Expansion
Option”), in which case, Tenant will receive a pro-rata portion of the remaining six months of initial free rent, if any, such that the Gross
Full Service Rent Abatement Period for the Option 2 Space shall commence on the same date as it commences for the rest of the Premises. Tenant’s
Expansion Options with respect to the Option 1 Space are a one-time right and must be exercised with respect to the entire Option 1 Space.
Tenant’s Expansion Options with respect to the Option 2 Space are ongoing commencing on the Effective Date and continuing through the twelve (12)
month anniversary of the Actual Commencement Date and allow for Tenant to elect less than all of the Option 2 Space and to elect one or more Suites of the available Option 2 Space at different times during said option period, provided that Tenant’s initial election for any Option 2 Space must be for a minimum of 5,000 rentable square feet, and that any Suite included as part of Tenant’s election(s) must be included in its entirety. Tenant’s Option 1 Pre-Commencement Expansion Option, Option 2
Pre-Commencement Expansion Option, Option 1 Post-Commencement Expansion
Option and Option 2 Post-Commencement Expansion Option are sometimes collectively referred to as the “Tenant’s Expansion Options”. If Tenant fails to provide Landlord with timely written notice as set forth above,
Tenant’s Expansion Options shall be null and void.
Term:	Ten (10) years and six (6) months, commencing on November 1, 2009 (the
“Scheduled Commencement Date”) and ending at 5:00 p.m. on April 30, 2020, subject to adjustment based on the Actual Commencement Date, and earlier termination or later extension as provided in the Lease. “Term” shall include any Extended Term exercised by Tenant in accordance with Exhibit
G attached hereto.
Gross Full Service
Rent:	Gross Full Service Rent shall be the following amounts for the following periods of time, subject to the abatement provisions set forth in Section
25(b) herein and to any adjustment of the Scheduled Commencement Date and
Gross Full Service Rent described in Section 3 herein or pursuant to
Tenant’s Expansion Options noted above:
	Lease Year	Gross Full Service Rent

Year 1

	November 1, 2009 to April 30, 2010	$0
May 1, 2010 to October 31, 2010$468,173.00 ($78,028.83 monthly)
Year 2:

	November 1, 2010 to October 31, 2011 Year 3	$964,435.00 ($80,369.58 monthly)

	November 1, 2011 to October 31, 2012 Year 4	$993,369.00 ($82,780.75 monthly)

	November 1, 2012 to October 31, 2013 Year 5	$1,023,170.00 ($85,264.17 monthly)

	November 1, 2013 to October 31, 2014 Year 6	$1,053,865.00 ($87,822.08 monthly)

	November 1, 2014 to October 31, 2015 Year 7	$1,085,481.00 ($90,456.75 monthly)

	November 1, 2015 to October 31, 2016 Year 8	$1,118,045.00 ($93,170.42 monthly)

	November 1, 2016 to October 31, 2017 Year 9	$1,151,586.00 ($95,965.50 monthly)

	November 1, 2017 to October 31, 2018 Year 10	$1,186,134.00 ($98,844.50 monthly)

	November 1, 2018 to October 31, 2019	$1,221,718.00 ($101,809.83 monthly)
Additional 6 Months

	November 1, 2019 to April 30, 2020	$629,185.00 ($104,864.16 monthly)

The parties acknowledge that Gross Full Service Rent includes all Operating Costs (as defined in Section 4(b) herein).

As used herein, the term “Lease Month” shall mean each calendar month during the Term. If the Actual Commencement Date does not occur on the first day of a calendar month, the period from the Actual Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Gross Full Service Rent for the first calendar month shall be prorated as of the Actual Commencement Date. As used herein, the term “Lease Year” shall mean that period from the Actual Commencement Date to the next succeeding anniversary date of the Actual Commencement Date. Thereafter, “Lease Year” shall mean successive twelve (12) month periods following the expiration of the first Lease Year.

Security Deposit: $234,086.49 (Three (3) months’ Gross Full Service Rent, subject to adjustment based on Tenant’s exercise of Tenant’s Expansion Options).

Subject to the provisions of Section 6 herein, on the first day of the nineteenth (19th) full calendar month of the Term, one-third (1/3) of the initial Security Deposit will be applied to that month’s Gross Full Service Rent;

Subject to the provisions of Section 6 herein, on the first day of the thirty-first (31st) full calendar month of the Term, one-third (1/3) of the initial Security Deposit will be applied to that month’s Gross Full Service Rent; and

Landlord will hold the remaining balance of the Security Deposit as a Security Deposit for the balance of the Term.

Rent:	Gross Full Service Rent and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.
Permitted Use:	General business office use.
Initial Liability Insurance Amount:	$5,000,000.
Tenant’s Allowance and Additional Allowance:	See Exhibit D

Tenant’s Address: Prior to Actual Commencement Date: Following Actual Commencement Date: Cray Inc. Cray Inc. Cray Inc. Cray Inc.

	900 Lowater Road Chippewa Falls, WI 54729 Attn: Bill Howard Telephone: 715-726-4672 Telecopy: 715-726-4706	900 Lowater Road Chippewa Falls, WI 54729 Attn: Bill Howard Telephone: 715-726-4672 Telecopy: 715-726-4706
With a copy to:
Cray Inc. 380 Jackson Street St. Paul, MN 55101 Attn: Mary Lou Knudsen Telephone: 651-605-9000 Telecopy: 651-605-9001
900 Lowater Road Chippewa Falls, WI 54729 Attn: Bill Howard Telephone: 715-726-4672 Telecopy: 715-726-4706
Landlord’s Address:	For all Notices:	With a copy to:

	NEA Galtier, LLC 380 Jackson Street Suite 223 St. Paul, MN 55101	Paul B. Jones, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402-1425

Attention: Property Management
Telephone: 651.297.6734
Telecopy: 651.297.6287

For Rent:
NEA Galtier, LLC
NW 5771
P.O. Box 1450
Minneapolis, MN 55485-5771

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:
NEA GALTIER, LLC,

a Delaware limited liability company

By: /s/ Steven M. Resnick
Name: Steven M. Resnick
Title: Managing Member

By: /s/ Dale Stark
Name: Dale Stark
Title: Managing Member

TENANT:
CRAY INC.,

a Washington corporation

By: /s/ Brian C. Henry
Name: Brian C. Henry
Title: Executive Vice President
and Chief Financial Officer

TABLE OF CONTENTS

Page

1.	Definitions and Basic Provisions

2.	Lease Grant

3.	Term

4.	Rent

(a)	Payment

(b)	Operating Costs

5.	Delinquent Payment; Handling Charges

6.	Security Deposit

7.	Utility Service; Building Amenities

8.	Improvements; Alterations; Repairs; Maintenance

(a)	Improvements; Alterations

(b)	Repairs; Maintenance

(c)	Performance of Work

(d)	Mechanic’s Liens

9.	Use

10.	Assignment and Subletting

(a)	Transfers

(b)	Consent Standards

(c)	Request for Consent

(d)	Conditions to Consent

(e)	Intentionally Omitted

(f)	Additional Compensation

(g)	Permitted Transfers

(h)	Assignment of Subrents

11.	Insurance; Waivers; Subrogation; Indemnity

(a)	Tenant’s Insurance

(b)	Landlord’s Insurance

(c)	Waiver of Negligence; No Subrogation

(d)	Indemnity

(e)	No Waiver

12.	Subordination and Non-Disturbance; Attornment; Notice to Landlord’s Mortgagee

(a)	Subordination and Non-Disturbance

(b)	Attornment

(c)	Notice to Landlord’s Mortgagee

(d)	Landlord’s Mortgagee’s Protection Provisions

13.	Rules and Regulations

14.	Condemnation

(a)	Total Taking

(b)	Partial Taking — Tenant’s Rights

(c)	Partial Taking — Landlord’s Rights

(d)	Award

15.	Fire or Other Casualty

(a)	Repair Estimate

(b)	Landlord’s and Tenant’s Rights

(c)	Landlord’s Rights

(d)	Repair Obligation

(e)	Removal of Personal Property

16.	Personal Property Taxes

17.	Events of Default

18.	Remedies

(a)	Re-Entry Without Termination

(b)	Damages in the Event of Termination

(c)	Miscellaneous

19.	Jurisdiction; Non-Waiver

(a)	Jurisdiction

(b)	No Waiver

20.	Surrender of Premises

21.	Holding Over

22.	Certain Rights Reserved by Landlord

23.	Intentionally Omitted

24.	Miscellaneous

(a)	Landlord Transfer

(b)	Landlord’s Liability

(c)	Force Majeure

(d)	Brokerage

(e)	Estoppel Certificates

(f)	Notices

(g)	Separability

(h)	Amendments; and Binding Effect

(i)	Quiet Enjoyment

(j)	No Merger

(k)	No Offer

(l)	Entire Agreement

(m)	Waiver of Jury Trial

(n)	Governing Law

(o)	Joint and Several Liability

(p)	Financial Reports

(q)	Landlord’s Fees

(r)	Telecommunications

(s)	Confidentiality

(t)	Legal Fees

(u)	Hazardous Materials

(v)	List of Exhibits

25.	Other Provisions

(a)	Warranty Disclaimer

(b)	Gross Full Service Rent Abatement

(c)	Tenant’s Termination Right

(d)	Tenant’s Right of First Offer

(f)	Bicycle Parking/Storage

(g)	Conference Center

(h)	YMCA Membership

(i)	Bus Services

(j)	Building Naming Rights; Consequences of Tenant Abandonment

(k)	Municipal Incentives

LEASE

THIS LEASE AGREEMENT (this “Lease”) is entered into as of July 2, 2009 (the “Execution Date”) between NEA GALTIER, LLC, a Delaware limited liability company (“Landlord”), and CRAY INC., a Washington corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Laws” means all federal, state, and local laws, rules and regulations, all court orders, governmental directives, and governmental orders, and all restrictive covenants affecting the Property, and “Law” shall mean any of the foregoing; “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, and invitees; and “including” means including, without limitation.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. The Premises are outlined on the plan attached to the Lease as Exhibit A. The Building, together with the other improvements owned by Landlord and located in the complex known as Galtier Plaza are the “Complex.” The terms “Building” and “Complex” include related land and similar improvements. The land on which the Complex is located (the “Land”) is described on Exhibit B.

3. Term. If the Premises are not ready for occupancy by Tenant on the Scheduled Commencement Date, then (a) Gross Full Service Rent and Additional Rent (as defined in Section 4) shall be waived until Landlord tenders possession of the Premises to Tenant, and the Gross Full Service Rent schedule shall be adjusted to ensure that the initial Term remains at 126 months (subject to the provisions of subsection (d) of this Section 3), with Gross Full Service Rent abatement for the first six (6) months (excepting any initial partial calendar month); (b) so long as Landlord has used best efforts to achieve Substantial Completion by the Scheduled Commencement Date (taking into account any Tenant Delays (as defined in Exhibit D) and events of Force Majeure which may delay Landlord’s efforts to achieve Substantial Completion by said Date), Landlord shall not be in default hereunder or be liable for damages therefor; provided, however, that (i) the Working Drawings (as defined in Exhibit D) have been approved by Landlord and Tenant on or before July 31, 2009, and (ii) the Premises Contract (as defined in Exhibit D) and all bids related to the Working Drawings shall have been approved by Landlord and Tenant on or before July 31, 2009, then in such case Landlord shall reimburse Tenant for 50% of the excess over 100% of the base rent required to be paid by Tenant as holdover base rent after December 1, 2009 under its existing lease at its current location at 1340 and 1345 Mendota Heights Road, Mendota Heights, Minnesota (said 50% share estimated to be $15,000 per month) from the Scheduled Commencement Date until the Actual Commencement Date, provided that Tenant gives substantiating documentation of any such holdover base rent to Landlord as is reasonably acceptable to Landlord; notwithstanding the foregoing, Landlord’s reimbursement obligation shall cease in the event of any one (1) or more Tenant Delays, which, in the aggregate cause a delay in Substantial Completion of fifteen (15) or more days; (c) subject to Tenant’s right to terminate the Lease set forth below in this Section 3, Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant; provided, however, that Landlord shall not deliver the Premises to Tenant prior to Substantial Completion of the Tenant Improvements (as defined in Exhibit D) and completion of the Punch List Inspection as described in Section 10.1 of Exhibit D (provided that Tenant arranges and completes said walk-through during the specified time period); and (d) if the date Landlord tenders possession of the Premises to Tenant is not the first day of a calendar month, then the Term shall be extended by the number of days between such tender of possession and the first day of the next month. The actual date that Tenant accepts possession of the Premises in accordance with this Section 3 shall be referred to as the “Actual Commencement Date”. Notwithstanding the forgoing, in the event that Landlord has not delivered possession of the Premises to Tenant on or before May 1, 2010 (that date that is six (6) months after the Scheduled Commencement Date) and that such failure is not the result of a Tenant Delay or a Force Majeure as described in Section 24(c), then Tenant may terminate this Lease by giving written notice to Landlord, the receipt of which must occur no later than May 12, 2010 in order for termination to be effective. In the event that Tenant elects to so terminate the Lease, the Lease shall be deemed terminated the date that the termination notice is delivered to the Landlord and, subject to any surviving obligations of the parties hereunder, the parties thereafter shall have no further rights or obligations hereunder. If Tenant fails to timely complete the walk-through described on Exhibit D, or if Tenant does timely complete the walk-through but provides no written notice that the Premises are not Substantially Complete, Tenant shall be deemed to have accepted the Premises in their condition as of the date of delivery thereof, subject to the performance of punch-list items that remain to be performed by Landlord, if any. Upon request by Tenant or Landlord, the parties shall execute and deliver to each other, within ten (10) days after such request, an amendment confirming the Actual Commencement Date and the expiration date of the initial Term, any adjustments to the Gross Full Service Rent schedule (including adjustments made pursuant to Exhibit D attached hereto or Tenant’s election of Tenant’s Expansion Options), that Tenant has accepted the Premises, and that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter), and reserving to Tenant any claims for latent defects and/or any design and construction defects. Landlord agrees to use its best efforts to achieve Substantial Completion by the Scheduled Completion Date. As used in this Lease, “best efforts” means good faith efforts that are reasonable under the circumstances and does not require unreasonable, unwarranted, or impractical efforts and expenditures of time and money out of proportion to economic reality.

4. Rent.

(a) Payment. Tenant shall timely pay to Landlord Gross Full Service Rent and all additional sums to be paid by Tenant to Landlord under this Lease (“Additional Rent”), without deduction or set off, at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and, to the extent not already included in the Gross Full Service Rent, shall be accompanied by all applicable state and local sales or use taxes. Gross Full Service Rent, adjusted as herein provided, shall be payable monthly in advance. Subject to Section 3 herein, the first monthly installment of Gross Full Service Rent shall be payable on or before the Actual Commencement Date; thereafter, Gross Full Service Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month of the Term. The monthly Gross Full Service Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Gross Full Service Rent in effect during the partial month and the number of days in the partial month from and after the Actual Commencement Date, and shall be due on the Actual Commencement Date.

(b) Operating Costs. The term “Operating Costs” shall mean all expenses and disbursements that Landlord incurs in connection with the ownership, operation, and maintenance of the Complex, determined in accordance with sound accounting principles including, but not limited to, the following costs: (A) wages and salaries (including management fees) of all employees at or below the level of senior building management fully engaged in the operation, maintenance, and security of the Complex (together with Landlord’s reasonable allocation of expenses of off-site employees who perform a portion of their services in connection with the ownership, operation or maintenance of the Complex), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Complex; (C) costs for improvements made to the Complex which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Complex, as well as capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (D) cost of all utilities, including electricity except the cost of utilities reimbursable to Landlord by the Complex’s tenants other than pursuant to a provision similar to this Section 4.(b), and except costs of utilities for the Server Room and Lab and after-hours use, as described in Section 7 herein, which shall be Tenant’s responsibility; (E) insurance expenses; (F) repairs, replacements, and general maintenance of the Complex; (G) service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Complex (including, without limitation, alarm service, window cleaning, and elevator maintenance), and (H) all taxes, assessments, and governmental charges whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, attributable to the Complex (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (collectively, “Taxes”) (if the present method of taxation changes so that in lieu of the whole or any part of any taxes, assessments or governmental charges, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessments, or charge based, in whole or in part, upon such rents for the Complex, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Complex. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Complex.

5. Delinquent Payment; Handling Charges. Commencing with the second failure by Tenant to pay a sum when due within any rolling twelve (12) month period, all past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of eighteen percent (18%) per annum or the maximum lawful rate of interest; additionally, upon such second occurrence, after Landlord has delivered to Tenant written notice of its failure to pay a sum when due, then Landlord may, without delivering to Tenant notice of such delinquency, charge Tenant a fee equal to five percent (5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent nor a measure or limit of Landlord’s damages upon an Event of Default (defined in Section 17). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Upon the commencement of the 19th full calendar month of the Term, provided that an Event of Default by Tenant has not occurred hereunder, the amount of one (1) months’ Gross Full Service Rent shall be taken from the Security Deposit and applied toward Gross Full Service Rent hereunder. Upon the commencement of the 31st full calendar month of the Term, provided that an Event of Default by Tenant does not then exist hereunder, the amount of one (1) months’ Gross Full Service Rent shall be taken from the Security Deposit and applied toward Gross Full Service Rent hereunder. Following any application of the Security Deposit pursuant to an Event of Default, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount (or to its reduced amount, in accordance with the foregoing provisions allowing for reduction of the Security Deposit on the 19th and 31st full calendar months of the Term, respectively). Provided that Tenant has performed all of its obligations hereunder, Landlord shall, within 30 days after the Term ends, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant’s obligations. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises and the transferee assumes Landlord’s obligations under this Lease, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit.

7. Utility Service; Building Amenities. Tenant shall promptly pay all charges for all utility services furnished to or used in connection with the Server Room and Lab, as defined in Exhibit D attached hereto, which charges shall not include the administrative fee historically assessed as part of the Building’s Operating Costs pursuant to the Thermal Energy Service Agreement. In addition, Tenant shall be responsible for all telephone, fiber optic data, and cable costs for the Premises and any other utilities not expressly included in Tenant’s Gross Full Service Rent pursuant to the following sentence. Utility services (electricity, gas (if applicable), running water, hydronic water for heating and cooling (if applicable), sewer, trash, plumbing, heating, ventilation, and air conditioning) provided to portions of the Premises other than the Server Room and Lab shall be included in Operating Costs and are a part of Tenant’s Gross Full Service Rent. Notwithstanding the foregoing, Tenant shall be responsible for the costs of electricity and HVAC provided to the Premises outside of normal business hours, as defined in Section 9 herein, to the extent such use outside of normal business hours exceeds sixteen (16) hours a month. Tenant shall be charged a rate of $22.00 an hour for such after-hours HVAC and electricity usage, to the extent such usage exceeds sixteen (16) hours a month. Landlord shall compute the use of the 16-hour per month allowance of after-hours electricity and HVAC by counting against the allowance the aggregate number of hours of after-hours electricity and/or HVAC provided to any zone within the Premises (after deducting the hours of use that overlap when service is provided to multiple zones) during each period outside normal business hours from the end of normal business hours until the beginning of the next period of normal business hours, as measured by the Building energy management system (rounded to the nearest hour), regardless of the number of zones in the Premises in which electricity and HVAC are being supplied during that given period outside normal business hours. For example, if Tenant triggers the supply of electricity and HVAC services under the Building energy management system outside normal business hours on a Friday evening starting at 6:00 p.m. in five zones in the Premises that overlap as follows: Zone 1 – 7-8 p.m. (1 hour), Zone 2: 6-10 p.m. (4 hours), Zone 3: 8-10 p.m. (2 hours), Zone 4: 8-11 p.m. (3 hours), and Zone 5: 7-9 p.m. (2 hours), then the number of hours charged against the allowance would be five (5) hours, consisting of the 4 hours required in Zone 2, plus the additional hour from 10 p.m. to 11 p.m. required in Zone 4 that was not overlapped by the time required under Zone 2. Tenant shall provide and maintain separate meters for utilities provided to the Server Room and Lab.

Elevator service to the Premises shall be available 24 hours a day, 7 days per week, 52 weeks per year. Heating, ventilation, air conditioning (“HVAC”) and electricity for normal office use shall be provided during the Building’s normal business hours, as defined in Section 9 herein. Notwithstanding the foregoing, electricity and HVAC shall be provided to the Server Room and Lab 24 hours a day, 7 days per week, 52 weeks per year. HVAC and electricity will also be provided to the Premises outside of normal business hours for employees of Tenant working after-hours on an as-needed basis, subject to Tenant’s payment of costs for these utilities as described above. Tenant shall have key-card access to the Building, 24 hours a day, 365 days a week, subject to the provisions of Section 9 herein. The key card access system shall be provided and maintained by Landlord, the costs of which are included in Tenant’s Gross Full Service Rent; provided, however, that Tenant shall pay to Landlord a security deposit on all access cards, equal to $25.00 per card. Landlord acknowledges that Tenant intends to use a key card access system for the Premises, and Landlord agrees to attempt to coordinate its key card access system for the Complex with Tenant’s key card access system so that the same key card may be used for both systems. Landlord agrees to provide 24-hour on-site security and security escort service for the Building, seven (7) days a week, the costs of which shall be included in Operating Costs hereunder. Tenant may, at its sole cost, provide additional security for the Premises, such as video monitoring devices, subject to the provisions of Section 8 herein. Landlord agrees to reasonably cooperate with Tenant with respect to the installation and maintenance of such security, provided that Landlord shall not be responsible for any costs of the same. Landlord shall also provide cleaning and janitorial services to the Premises and common areas of the Building of a character customarily provided in first-class buildings in St. Paul, which services will be performed five (5) days per week, Monday through Friday, excepting legal holidays, the costs of which shall be included in Operating Costs hereunder. The Building shall also be fully sprinklered. As of the Effective Date, the sprinkler supply is 6”, 125 psi, and the Building is served by a 500 gpm diesel fire pump.

Tenant acknowledges that Qwest currently provides fiber-optic data service to the Building, and Tenant shall be responsible for delivering fiber optic data and telephone service to the Premises. Landlord shall not be liable for any interruption or failure whatsoever in Building services, utilities and amenities, and Tenant shall comply with all provisions of this Lease notwithstanding any such failure or interruption.

8. Improvements; Alterations; Repairs; Maintenance.

(a) Improvements; Alterations. Except for any work to be performed by Landlord pursuant to Exhibit D attached to this Lease (“Tenant Improvements”), all improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord. No alterations or physical additions in or to the Premises costing in excess of $25,000.00 in the aggregate for any one (1) Lease Year may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may, in its sole discretion, withhold its consent to any alteration or addition that would affect the Complex’s structure or its HVAC, plumbing, electrical, or mechanical systems. All such alterations other than the Tenant Improvements installed by or on behalf of Tenant shall hereinafter be referred to as “Tenant’s Alterations”. All Tenant’s Alterations shall become the property of Landlord and shall be surrendered as part of the Premises upon the expiration or earlier termination of this Lease; provided, however, that Tenant may be required to remove those Tenant’s Alterations requiring Landlord’s approval hereunder if, as a condition of Landlord’s approval, Landlord requires the removal of the same upon the expiration or earlier termination of this Lease. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any such painting or installation which would affect the appearance of the exterior of the Complex or of any common areas of the Complex. Notwithstanding the foregoing, Landlord agrees that Tenant may construct and install a monument and fascia signage and other branding and signage, at Tenant’s sole cost (“Tenant’s Signage”), subject to the prior approval of the City of Saint Paul, Tenant’s compliance with all applicable Laws, and the prior approval of Landlord with respect to the design, location and number of such signs, which approval shall not be unreasonably withheld. Landlord agrees to cooperate with Tenant to obtain the City of Saint Paul’s approval for Tenant’s Signage as approved by Landlord (provided that Landlord shall incur no costs with respect to the same), but Tenant shall have primary responsibility for taking all actions necessary to seek the approval of the City of Saint Paul. Notwithstanding anything to the contrary in this Section 8, Tenant shall be required to remove Tenant’s Signage upon the expiration or earlier termination of this Lease, and to repair any damage caused by such removal to Landlord’s satisfaction. Tenant’s removal and repair obligations hereunder shall survive the expiration or earlier termination of this Lease. Landlord agrees to provide Building standard directory board and tenant suite identification at no cost to Tenant. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s approval of the plans and specifications therefor shall not be a representation by Landlord that such alterations, additions, or improvements comply with any Law.

(b) Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe and operable condition and in good condition and repair in accordance with all applicable Laws, including, but not limited to all of Tenant’s equipment, furnishings, fixtures and IT Systems (as defined in Exhibit D), as well as the interior walls, windows, floors, ceilings, and doors. In addition, Tenant shall be solely responsible for the maintenance, repair and replacement of all heating, ventilating and air-conditioning/cooling systems, electrical equipment and apparatus, and fire and safety systems located in the Server Room and Lab. Tenant shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Complex caused by a Tenant Party. If Tenant fails to complete such repairs or replacements within fifteen (15) days after the occurrence of such damage, or such additional time as may be reasonably necessary if the repair cannot be completed within such fifteen (15) day period, but in no event more than fifteen (15) additional days, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor.

Subject to the obligations of the Tenant relative to the Premises in the prior paragraph and the obligations of other persons under applicable recorded declarations related to the Complex, Landlord shall keep and maintain in good repair and working order and in compliance with applicable Laws and regulations, and perform maintenance upon the: (a) structural elements of the Complex; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Complex in general; (c) common areas; (d) roof of the Complex; (e) exterior windows of the Complex; and (f) elevators and skyway serving the Complex. Landlord shall promptly make repairs and perform maintenance for which Landlord is responsible.

(c) Performance of Work. All alteration or improvement work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. The party who engages the contractor or subcontractor (Landlord or Tenant) shall cause all contractors and subcontractors performing work described in this Section 8 to procure and maintain commercial general liability insurance coverage against such risks, in such amounts, and with such companies as the contracting party (Landlord or Tenant) may reasonably require naming Landlord and Tenant as an additional insured, and shall also cause all such contractors and subcontractors to maintain workers compensation insurance, all of which insurance shall contain waiver of subrogation endorsements acceptable to the contracting party. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Complex (including the Premises, the structural elements, and the plumbing, electrical lines, or other utility transmission facility). All such work which may affect the Complex’s HVAC, electrical, plumbing, other mechanical systems, or structural elements must be approved by the Complex’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work.

(d) Mechanic’s Liens. Tenant agrees to promptly pay all sums of money in respect of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant or anyone holding the Premises or any part thereof, through, or under Tenant in, at or about the Premises, or furnished to Tenant’s agents, employees, contractors or subcontractors, which may be secured by any mechanic’s, material supplier’s or other type of lien against any part of the Complex or the Landlord’s interest therein (a “Lien”). Tenant shall notify Landlord of the filing of any Lien within three days after receiving notice of such filing. If Tenant fails, within 20 days after the date of the filing of the Lien, to discharge such Lien or pursuant to Minn. Stat. § 514.10 deposit into court a sum determined by the court, Landlord may, but shall not be required or expected to, remove such Lien in such manner as Landlord may, in its sole discretion, determine, and the full cost thereof, together with all Landlord’s fees and costs, including attorney fees, shall be due and payable by Tenant to Landlord immediately upon Tenant’s receipt of Landlord’s notice therefor. Tenant acknowledges that Landlord may post notice on the Premises of non-responsibility for such Liens and, in such event, Tenant shall so advise all contractors, materialmen, suppliers and other persons performing work or providing services and/or supplies to the Premises on behalf of Tenant.

9. Use. Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises. Tenant shall not conduct regular second or third shift operations within the Premises; however, Tenant may use the Premises after normal business hours, so long as Tenant is not routinely conducting business from the Premises after normal business hours. Normal business hours as used herein shall mean the hours between 6:00 am and 6:00 pm, Monday through Friday, and between 8:00 am and 1:00 pm Saturday, holidays excepted; provided however, that Landlord acknowledges and agrees that the nature of Tenant’s business operations requires, and Tenant will at all times (24 hours a day, 365 days a year) maintain, not less than two (2) staff personnel on the Premises for monitoring of the Server Room and responding to client service calls (herein the “After Hours Staff”). Landlord further acknowledges that, from time to time, a limited number of employees of Tenant may work after-hours from the Premises to complete work-related projects on a temporary, as-needed basis. Other than the After Hours Staff, all persons entering or leaving the Complex between the hours of 6:00 pm and 6:00 am, Monday through Friday, or after 1:00 pm Saturday, or at any time on Sundays or holidays, may be required to do so under such reasonable regulations as Landlord may impose. Landlord my exclude or expel any peddler or solicitor. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Complex or its contents, or for the storage of any Hazardous Materials. If, because of a Tenant Party’s acts, the rate of insurance on the Complex or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase within ten (10) days after Landlord’s demand, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Complex. Landlord acknowledges and agrees that (i) Tenant shall be permitted to supply food and beverages for Tenant’s employees and invitees through vending machines on and in the Premises and/or from off-site catering services; (ii) such food/beverage supply and service does not violate any current lease exclusive or restrictive agreements; and (iii) Landlord shall not enter into any exclusive or restrictive agreement that could prohibit or otherwise impair Tenant’s supply of food/beverages for Tenant’s employees and invitees on the Premises through off-site catering or on-site vending machines.

10. Assignment and Subletting.

(a) Transfers. Except as provided in Section 10.(g), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10.(a)(1) through 10.(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold, condition or delay its consent to any assignment or subletting of the Premises, provided that the proposed transferee  is creditworthy, will use the Premises for the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement between Landlord and any other tenant of the Complex, and is not another occupant of the Complex or person or entity with whom Landlord is negotiating to lease space in the Complex; otherwise, Landlord may withhold its consent in its sole discretion.

(c) Request for Consent. If Tenant requests Landlord’s consent to a transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character (collectively, the “Consent Information”). Following Tenant’s submittal of the last of the Consent Information, Landlord shall have fifteen (15) days to approve or disapprove of the same by writing signed by an authorized officer of Landlord (herein “Written Response”) delivered to and received by Tenant within said fifteen (15) day period, subject to the standards set forth in subsection (b) above. If Written Response is not received by Tenant by such fifteenth (15th) day, Landlord shall be deemed to have disapproved of Tenant’s request.

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Intentionally Omitted.

(f) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (1) all compensation received by Tenant for a Transfer less the costs reasonably incurred by Tenant with unaffiliated third parties in connection with such Transfer (i.e., brokerage commissions, legal fees, and the like) over (2) the Rent allocable to the portion of the Premises covered thereby. Notwithstanding the foregoing, one hundred percent (100%) of all such amounts shall be delivered to Landlord during any period that Tenant is in default hereunder.

(g) Permitted Transfers. Notwithstanding Section 10.(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant, so long as the Tangible Net Worth of the Affiliate is not less than the Tangible Net Worth of Tenant as of the date hereof;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Complex, Landlord or other tenants of the Complex. At least 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with copies of the instrument effecting any of the foregoing Transfers and documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to Landlord’s prior written consent (which Landlord may grant or deny in its sole discretion).

(h) Assignment of Subrents. Tenant hereby irrevocably assigns to Landlord all rents due or to become due from any assignee or transferee of or sublessee under this Lease or any tenant or occupant of the Premises or any part thereof, and authorizes and empowers Landlord in the name of Tenant or otherwise, to collect and receive the same, provided that, so long as Tenant is not in default under this Lease beyond the expiration of the applicable cure periods, if any, provided herein, Tenant shall have the right to collect and receive such rents for its own uses and purposes. Upon any default by Tenant under this Lease, Landlord shall have absolute title to such rents and the absolute right to collect and receive the same. Landlord shall apply to the Rent due under this Lease the net amount (after deducting all costs and expenses of collection, including, without limitation, attorney fees and expenses) of any rents so collected and received by it.

11. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant’s Insurance. Tenant shall maintain throughout the Term the following insurance policies: (1) commercial general liability insurance (including insured contract coverage of Tenant’s indemnity obligations under this Lease) in amounts of $5,000,000 per occurrence or such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord’s agents and their respective Affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) insurance covering the full replacement value of Tenant’s property and improvements, and other property (including property of others) in the Premises in the “all-risk” form, (3) worker’s compensation insurance, containing a waiver of subrogation endorsement acceptable to Landlord, and (4) business interruption insurance. Tenant’s commercial general liability insurance shall be written on an “occurrence” as distinguished from a “claims made” basis. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. On or before the Actual Commencement Date and from time to time upon request of Landlord, Tenant shall furnish to Landlord certificates of such insurance and such other evidence reasonably satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

(b) Landlord’s Insurance. Landlord shall maintain at all times (i) “all-risk” property insurance covering at least ninety percent (90%) of the Complex’s replacement value, and (ii) commercial general liability insurance in commercially reasonable and customary amounts. The commercial general liability insurance required to be obtained by Landlord will name Tenant as additional insured. The costs of all insurance carried by Landlord shall be included in Operating Costs. On or before the Actual Commencement Date and from time to time upon request of Tenant, Landlord shall furnish to Tenant a certificate evidencing the insurance required to be obtained by Landlord hereunder and upon request of Tenant, Landlord shall obtain a written obligation on the part of the carrier of Landlord’s commercial general liability insurance to notify Tenant at least 30 days before cancellation or a material change of such insurance policy.

(c) Waiver of Negligence; No Subrogation. Landlord and Tenant each waives any claim it might have against the other for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property (a “Loss”), to the extent the same is insured against under any insurance policy that is required to be maintained hereunder or is otherwise maintained covering the Complex, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused or contributed to such Loss. If necessary under their respective policies to be effective as provided in this subsection, each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

(d) Indemnity. Subject to Section 11.(c) above and Landlord’s indemnification obligations in this subsection (d), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from (1) any Loss arising from any occurrence on the Premises (other than any Loss arising out of a breach of Tenant’s obligations under Section 24.(u), which shall be subject to the indemnity in such section), (2) Tenant’s failure to perform its obligations under this Lease, except to the extent caused by the negligence or fault of Landlord or its agents, or (3) Tenant’s negligence, except to the extent caused by the negligence or fault of Landlord or its agents. This indemnity provision shall survive termination or expiration of this Lease. If any proceeding is filed for which indemnity is required by Tenant hereunder, Tenant agrees, upon request therefore, to defend the indemnified party in such proceeding at its sole cost utilizing counsel selected by Tenant and reasonably acceptable to Landlord. Subject to Section 11 (c) above and Tenant’s indemnification obligations in this subsection (d), Landlord shall defend, indemnify and hold harmless Tenant and its representatives and agents from and against all claims, demands, liabilities, causes of actions, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from (1) any Loss arising from any occurrence on the common areas of the Complex (other than any Loss arising out of a breach of Tenant’s obligations under Section 24.(u), which shall be subject to Tenant’s indemnity in such Section), (2) Landlord’s failure to perform its obligations under this Lease, except to the extent caused by the negligence or fault of Tenant or its agents, or (3) Landlord’s negligence, except to the extent caused by the negligence or fault of Tenant or its agents. This indemnity provision shall survive termination or expiration of this Lease. If any proceeding is filed for which indemnity is required by Landlord hereunder, Landlord agrees, upon request therefore, to defend the indemnified party in such proceeding at its sole cost utilizing counsel selected by Landlord and reasonably acceptable to Tenant.

(e) No Waiver. Neither a party’s failure or the failure of any of such party’s contractors or subcontractors to furnish certificates of insurance, nor a party’s failure to request the same, will constitute a waiver of the requirements of this Section’s requirements. If any party or any of its contractors or subcontractors fails to provide the required certificates, the other party expressly reserves the right to enforce these requirements, and any resulting loss or liability to the other party will be deemed to be an indemnified claim under Section 11(d) above, without limiting the applicability of that Section 11(d).

12. Subordination and Non-Disturbance; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination and Non-Disturbance. This Lease is and shall be subordinate to any deed of trust, mortgage, or other security instrument, or any ground lease, master lease, or primary lease, that now or hereafter covers all or any part of the Premises (the mortgagee under any such mortgage or the lessor under any such lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its mortgage, ground lease, or other interest in the Premises by so notifying Tenant in writing. Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from any Landlord’s Mortgagee existing as of the date of this Lease; provided, however, that the failure to obtain such an agreement shall not constitute a default hereunder or otherwise release Tenant from any of its obligations hereunder. Notwithstanding anything to the contrary in this Section 12, so long as Tenant is not in default under this Lease, this Lease shall remain in full force and effect and the holder of the Mortgage and any purchaser at foreclosure sale thereof shall not disturb Tenant’s possession hereunder.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d) Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13. Rules and Regulations. Tenant shall comply with the rules and regulations of the Complex which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Complex and related facilities, provided that such changes are applicable to all tenants of the Complex and will not unreasonably interfere with Tenant’s use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14. Condemnation.

(a) Total Taking. If the entire Complex or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b) Partial Taking — Tenant’s Rights. If any part of the Complex becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than 180 days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Partial Taking — Landlord’s Rights. If any material portion, but less than all, of the Complex becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14.(b).

(d) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the land on which the Complex is situated, the Complex, and other improvements taken, and Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have, to the extent allowed under applicable Law.

15. Fire or Other Casualty.

(a) Repair Estimate. If a material portion of the Premises or the Complex are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 60 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty. Damage to Tenant’s Server Room such that the Server Room is unable to function as intended in Tenant’s ordinary business is deemed to be damage of a material portion of the Premises.

(b) Landlord’s and Tenant’s Rights. If a material portion of the Premises or the Complex is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 210 days after the Casualty (allowing for Landlord’s relocation of the Server Room and Lab at Landlord’s sole cost and utilizing available insurance proceeds pursuant to such repair within such 210 days), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant. Tenant acknowledges and agrees that if Tenant does not so timely terminate this Lease, then (subject to Section 15.(c)) Landlord shall repair the damage referred to in the Damage Notice, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

(c) Landlord’s Rights. If a Casualty damages a material portion of the Complex, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant, and Gross Full Service Rent and Tenant’s Operating Cost Reimbursements shall be abated as of the date of the Casualty.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Complex and the Premises and shall proceed with reasonable diligence to restore the Complex and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any of Tenant’s personal property or alterations performed by or on behalf of Tenant (with the exception of the Tenant Improvements), including the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Complex or the Premises, and Landlord’s obligation to repair or restore the Complex or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

(e) Removal of Personal Property. In the event of any damage or destruction to the Building or the Premises by any peril contemplated by this Section 15, or in the event of termination as a consequence of condemnation as contemplated in Section 14, Tenant shall, upon notice from Landlord, promptly remove, at its sole cost and expense, the property belonging to Tenant from such portion of the Building as Landlord shall request and Tenant hereby waives any and all claims it may have, now or in the future, against Landlord arising in connection with damage to such property occurring as a result of any alleged failure to properly secure the Premises prior to such removal.

16. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, upon demand, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with law and if the non-payment thereof does not pose a threat of loss or seizure of the Complex or interest of Landlord therein or impose any fee or penalty against Landlord.

17. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Tenant’s failure to pay Rent on or before the end of the fifth (5th) Business Day after Landlord has delivered notice to Tenant that the same is unpaid and overdue; provided however, if any such notice under this Section 17.(a) shall be given two (2) times during the twelve (12) month period commencing with the date of the first (1st) such notice, then the third (3rd) failure to pay Rent within five (5) Business Days after due during such twelve (12) month period shall be an Event of Default, without notice. Upon the expiration of any 12 month period hereunder without an Event of Default having occurred, a new 12 month period shall begin with the date of the first notice under this Section 17.(a) given after the expiration of such 12 month period; ;

(b) Other than in the case of abandonment described in Section 25(j), which event in and of itself shall not constitute an Event of Default (provided that Tenant continues to pay Rent and perform all of its other obligations hereunder), or other than Tenant’s failure to provide an estoppel certificate, the consequences of which are addressed in Section 24(e) herein, Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof; provided, however, that if such failure cannot be cured within such thirty (30) day period and Tenant commences to cure such failure within such thirty (30) day period and thereafter diligently pursues such cure to completion, then such failure shall not be an event of default unless it is not fully cured within an additional thirty (30) days after the expiration of the initial thirty (30) day period; and

(c) The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.(c), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.

18. Remedies. Upon any Event of Default, Landlord may, at its election and in addition to all other remedies available at law or in equity, terminate this Lease through the delivery of written notice to that effect to Tenant or terminate tenant’s right to possession only, without terminating the Lease. In the event Landlord elects to terminate this Lease pursuant to this Section 18, the Term shall expire and terminate as of the later of the fifth day after Landlord delivers such notice of termination or the termination date stated in the notice with the same force and effect as though such termination date were the date originally set forth in this Lease as the expiration date of the Term.

(a) Re-Entry Without Termination. Upon any termination of Tenant’s right to possession of the Premises without termination of this Lease, Landlord may, at Landlord’s option, enter into the Premises pursuant to applicable law, remove all signs and other evidence of Tenant’s tenancy, remove all property from the Premises and store such property in a public warehouse or elsewhere, at the cost of, and for the account of Tenant, and take and hold possession of the Premises without: (1) being deemed guilty of trespass; (2) becoming liable for any loss or damage which may be occasioned by such entry and/or possession; (3) such entry and/or possession terminating this Lease; and (4) releasing Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay Rent for the full Term. Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof to the extent required by applicable law, for such rent and upon such terms as Landlord, in its sole but reasonable discretion, shall determine (including the right to relet the Premises as part of a larger area, the right to change the character or the use made of the Premises, and the right to lease all or any portion of the Premises for a term extending beyond the Term of this Lease), and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent Landlord deems necessary or desirable, in its sole discretion. All rentals and other sums received by Landlord from any such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such alterations and repairs; third, to the payment of Landlord’s expenses of reletting, including, without limitation, broker’s commissions, attorneys’ fees and lease inducements, such as moving or leasehold improvement allowances; fourth, to the payment of Rent; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If such rentals and other sums received from such reletting during any month be less than the Rent to be paid during said month by Tenant hereunder, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding any such re-entry and possession by Landlord, Landlord may at any time hereafter elect to terminate this Lease for such previous breach.

(b) Damages in the Event of Termination. Tenant acknowledges that the damages Landlord would incur in connection with terminating this Lease following an Event of Default would be difficult to estimate or ascertain. “Landlord Costs” as used in this Lease shall mean the following Landlord transaction costs pertaining to this Lease and nothing else: brokerage commissions paid to AREA and CBRE for this Lease, Landlord’s Share of the Architect’s Fees, Landlord’s 50% share of the costs of ADA Compliance Work, $468,173 (representing the first six months’ abated Gross Full Service Rent) (the “Abated Rent”), and the Tenant’s Allowance (without the Additional Allowance, the amortized cost of which is included in the Gross Full Service Rent) all as defined in the Workletter or Lease. In the event Landlord elects to terminate this Lease, Landlord may recover from Tenant as it sole monetary remedy following its election to terminate the Lease, liquidated damages equal to the sum of (i) the then remaining pro rata portion as of the effective date of such early Lease termination of the Landlord Costs computed by multiplying the total Landlord Costs by a fraction, the numerator of which is the number of remaining full calendar months of the initial Lease Term, and the denominator of which is 120; and (ii) a sum of money equal to the Gross Full Service Rent that would be payable under the Lease for the 18 full calendar months following the effective date of such early Lease termination, discounted to its net present value using a monthly amortization approach and a discount rate equal to seven percent (7%) per annum, which amount shall be immediately due and payable upon demand; provided however that if the effective date of such early Lease termination occurs during the last 18 months of the initial Lease Term, then the sum payable under this subsection (ii) shall be computed using only Gross Full Service Rent that would be payable under the Lease for the remaining full calendar months of the Term. For example, the liquidated damages payable under this section given an effective date of early Lease Termination during the 42nd month of the Term would be (i) 84/120ths of the total Landlord Costs, plus (ii) $1,483,946 (the aggregate Gross Full Service Rent payable under the Lease for months 43 – 60 (6 months at $85,264.17 per month and 12 months at $87,822.08 per month discounted to its net present value using 7% per annum). The terms “enter,” “entry,” “re-enter,” and “re-entry” are not limited to their technical meanings.

(c) Miscellaneous. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the remedies herein provided or any other remedies available at law or in equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to the non-breaching party by reason of the violation of any term, provision and/or covenant herein contained. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event Tenant is evicted or dispossessed for any cause, or in the event Landlord obtains possession of the Premises by reason of Tenant’s violation of any term of this Lease.

19. Jurisdiction; Non-Waiver.

(a) Jurisdiction. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term and no custom or practice which may evolve between the Landlord and Tenant shall waive or diminish Landlord’s right to insist upon Tenant’s performance in strict accordance with the terms of this Lease. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

20. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and working condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys and key cards to the Premises. Tenant shall remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Complex by Tenant and repair any damage caused by such removal (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord and any Tenant Improvements as defined in Exhibit D attached hereto, or any wiring or cabling installed as part of Tenant’s Work as defined in Exhibit D attached hereto). Additionally, at Landlord’s option, Tenant shall remove those Tenant’s Alterations requiring Landlord’s approval pursuant to the provisions of Section 8 if, as a condition of such approval, Landlord required removal of the same upon the expiration or earlier termination of this Lease. In addition, Tenant shall remove Tenant’s Signage in accordance with the provisions of Section 8 herein. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant’s sole cost and expense without notice to Tenant and without any obligation to account for such items. The provisions of this Section 20 shall survive the end of the Term.

21. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be, at Landlord’s option without Tenant’s execution of any document or receipt of any notice, a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Gross Full Service Rent equal to 150% of the daily Gross Full Service Rent payable during the last month of the Term, subject to all other terms and conditions of this Lease, including the payment of Tenant’s Operating Costs Reimbursements and all other sums due under this Lease. The provisions of this Section 21 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law or in equity. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

22. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:

(a) To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Complex, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Complex; to interrupt or temporarily suspend Complex services and facilities; to change the name of the Complex; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Complex;

(b) To take such reasonable measures as Landlord deems advisable for the security of the Complex and its occupants; evacuating the Building or the Complex for cause, suspected cause, or for drill purposes; temporarily denying access to the Complex; and closing the Building or the Complex after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Building or the Complex is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time; and

(c) To enter the Premises at reasonable hours to show the Premises to prospective purchasers, lenders, or, during the last twelve (12) months of the Term, tenants.

23. Intentionally Omitted.

24. Miscellaneous.

(a) Landlord Transfer. Subject to the condition in this section, Landlord may transfer any portion of the Complex and any of its rights under this Lease, provided that Landlord delivers to the assignee any Security Deposit funds required by this Lease, and the assignee expressly assumes Landlord’s obligations hereunder by written agreement; then subject to the proviso below, in such case Landlord shall thereby be released from any obligations hereunder arising after the date of such transfer. No such transfer shall release Landlord from any obligations and claims under this Lease arising or accruing prior to and including the date of such transfer. Notwithstanding the foregoing, Landlord agrees that the principals representing the Landlord in the negotiation of this Lease with Tenant (Steve Resnick, Chuck Hawley, Nan Hynes) shall continue to represent the Landlord and make decisions with respect to the implementation, interpretation and performance by Landlord under this Lease, including without limitation the completion of the Tenant Improvements to be constructed under this Lease, until the Actual Commencement Date, excepting the occurrence of any unforeseeable or unanticipated event that would prevent the continued representation of said principals (including, but not limited to, death, injury or illness, termination of employment, or the like).

(b) Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual, direct, but not consequential damages therefor and shall be recoverable only from the interest of Landlord in the Complex. As used herein, Landlord’s “interest in the Complex” shall include the equity and net cash proceeds received by Landlord after payment of all indebtedness attributable to the Building and Complex from (i) insurance proceeds, (ii) rents due from tenants of the Building and Complex, and (iii) proceeds from the sale of the Building and the Complex, or any part thereof (prior to the distribution of any proceeds to any partner, member or shareholder of Landlord or any other third party, subject to valid, prior perfected third party mortgage lien holders).

(c) Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Tenant represents that, except for AREA, LLC (“Tenant’s Broker”), Tenant has not dealt with any broker or agent in connection with the negotiation or execution of this Lease, and Tenant hereby agrees to defend and indemnify and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent other than Tenant’s Broker. The commission for Tenant’s Broker shall be paid by Landlord pursuant to a separate agreement.

(e) Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) business days after Landlord has made a request therefor, a certificate in substantially the form attached hereto as Exhibit E (“Estoppel Certificate”), signed by Tenant confirming and containing the factual certifications and representations as to this Lease substantially as set forth Exhibit E, or such other certifications and representations as Landlord may reasonably request substantially as set forth in Exhibit E. Upon Tenant’s failure to deliver requested Estoppel Certificates within such 10 business-day period, Tenant shall pay Landlord $300.00 per day starting on the eleventh (11th) business day and continuing until such Estoppel Certificate is delivered, which payment(s) shall be made to Landlord upon demand. In addition, if Tenant fails to deliver such an Estoppel Certificate within thirty (30) days after Landlord has delivered written notice to Tenant of its failure to deliver the Estoppel Certificate in the ten (10) business day period noted above (subject to any events of Force Majeure which prevent Tenant from delivering the Estoppel Certificate), such failure shall be an Event of Default hereunder. The foregoing fine and potential for an Event of Default do not apply to a request for estoppel certifications substantially different than those in Exhibit E, provided that Tenant shall use best efforts to deliver any such reasonably requested estoppel certifications in the time periods specified in this Section 24(e).

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended address, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments; and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l) Entire Agreement. This Lease together with all Exhibits and the Basic Lease Information, constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR WITH RESPECT TO THIS LEASE.

(n) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises are located.

(o) Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

(p) Financial Reports. Within fifteen (15) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective purchasers of the Complex, (2) in litigation between Landlord and Tenant, and (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 24.(p) more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Complex or an Event of Default occurs.

(q) Landlord’s Fees. Excepting those consents requested by Tenant pursuant to a Transfer, whenever Tenant requests Landlord to take any action not required of it hereunder or to give any consent required or permitted under this Lease, Landlord will provide Tenant with a good faith, reasonable estimate of its costs associated with such request, and if Tenant approves the amount of such costs, Tenant will reimburse Landlord for such pre-approved reasonable out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including without limitation reasonable attorneys’, engineers’ or architects’ fees, within 10 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. Notwithstanding anything to the contrary in this Lease, if Tenant fails to pre-approve Landlord’s cost estimate, Landlord shall have no obligation to take any action not required of it hereunder or to provide any consent required or permitted under this Lease, and Landlord’s failure to provide any such consent shall not be deemed an approval or consent or a breach by Landlord of its obligations hereunder.

(r) Telecommunications. Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Complex, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant’s telecommunications within the Complex and from the Complex to any other location without Landlord’s prior written consent.

(s) Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent, other than Tenant’s accountant, attorney or real estate broker described in Section 24(d). The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

(t) Legal Fees. In the event of any litigation to enforce or interpret the terms hereof, the prevailing party shall be entitled to an award of its attorneys’ fees and disbursements, through all appellate levels, and, as to Tenant, Landlord’s attorneys’ fees and disbursements shall constitute Rent hereunder. Notwithstanding the foregoing, (1) if Landlord commences any action against Tenant which action settles at or prior to any trial in connection therewith, Landlord shall be entitled to recover from Tenant, Landlord’s attorneys’ fees and disbursements and the same shall be payable by Tenant to Landlord with the next installment of Rent coming due and shall constitute Rent hereunder, or (2) if Tenant commences any action against Landlord which action settles at or prior to any trial in connection therewith, Tenant shall be entitled to recover from Landlord, Tenant’s attorneys’ fees and disbursements and the same shall be payable by Landlord to Tenant within five (5) days of demand therefor, or alternatively, at Tenant’s option, the same shall be offset against Tenant’s next installment(s) of Rent coming due until fully paid.

(u) Hazardous Materials. The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Complex. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Complex except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 24.(u), Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section 24.(u). This indemnity provision shall survive termination or expiration of the Lease. Landlord shall indemnify and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses relating solely and directly to Landlord’s use, generation, storage or disposal of Hazardous Materials.

(v) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G	- - - - - - -	Outline of Premises Legal Description of Complex Complex Rules and Regulations Tenant Improvements Form of Tenant Estoppel Certificate Parking Renewal Options

25. Other Provisions.

(a)	Warranty Disclaimer. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE; PROVIDED HOWEVER NOTHING HEREIN IS INTENDED BY TENANT TO CONSTITUTE OR BE DEEMED A WAIVER OF ANY CLAIM FOR LATENT DEFECTS OR DEFECTIVE DESIGN OR CONSTRUCTION OR FINAL ACCEPTANCE OF THE PREMISES SUBJECT TO ANY PUNCH LIST ITEMS OR OTHER UNFINISHED WORK BY LANDLORD.

(b)	Gross Full Service Rent Abatement. Except for the inclusion of Abated Rent in Landlord Costs under Section 18(b), notwithstanding any provision of this Lease to the contrary, but subject to the condition that Tenant is not in default in the performance of any of its obligations under this Lease, Landlord hereby releases Tenant from the obligation to pay its monthly installment of Gross Full Service Rent for the first six (6) months of the Term with respect to the entire Premises, (excepting any initial partial calendar month, which shall be pro-rated) (“Gross Full Service Rent Abatement Period”). During the Gross Full Service Rent Abatement Period, Tenant shall remain obligated to pay Landlord for all other charges payable pursuant to the Lease, including, but not limited to, payment for utility services furnished to the Server Room and Lab within the Premises.

(c)	Tenant’s Termination Right. Tenant shall have the one-time right to terminate this Lease upon the expiration of the 90th full calendar month of the Term by providing Landlord with a minimum of twelve (12) months’ prior written notice, together with a termination fee (the “Termination Fee”) paid to Landlord equal to the sum of a) the amount computed by dividing the total Gross Full Service Rent payable under this Lease for months 91 – 126 (including applicable adjustments for addition of the Option 1 Space, Option 2 Space, Adjacent Offer Space, and Non-Adjacent Offer Space in such rent) by 3 (the “Base Amount”), plus b) the then remaining pro rata portion of the Landlord Costs after deducting Abated Rent (both as defined in Section 18(b) above) computed by multiplying the total Landlord Costs after deducting Abated Rent by 36/120ths. If Tenant timely provides the termination notice and Termination Fee, the Lease shall terminate as of the expiration of the 90th full calendar month of the Term, and the parties shall have no further obligations hereunder, except for those which have accrued prior to termination or which expressly survive termination. If Tenant fails to provide (i) the termination notice within the specified time period or (ii) the Termination Fee concurrently with the termination notice, Tenant’s termination right as provided in this Section 25(c) shall be void and of no further force or effect.

(d)	Tenant’s Right of First Offer.

(i) For Space Adjacent to the Premises (Ongoing Right): Tenant shall have an ongoing right of first offer (“Adjacent ROFO”) for the lease of any space adjacent to the Premises in the Building that becomes available during the Term (the “Adjacent Offer Space”). Such Adjacent ROFO is subject to any and all rights of other tenants in the Building with respect to the Adjacent First Offer Space (including renewal and extension rights, rights of first offer, first negotiation, rights of first refusal or other expansion rights) which Landlord demonstrates to Tenant’s reasonable satisfaction (subject to any applicable non-disclosure agreements) as existing as of the date of this Lease (collectively, “Existing Tenant Rights”). Such Adjacent ROFO (i) may only be exercised with respect to vacant space or space which has been previously leased and as to which an existing tenant of the Building has not elected to extend its lease or re-lease such space or exercise any of its Existing Tenant Rights, and (ii) may only be exercised with respect to all of the Adjacent Offer Space being offered by Landlord. If any Adjacent Offer Space becomes available, Landlord shall offer to lease the Adjacent Offer Space to Tenant at the rent and on the same terms that Landlord intends to offer the Adjacent Offer Space to other prospective tenants, with concessions and construction allowances including Tenant’s Allowance and Additional Allowance, and payment terms for Additional TI Costs as provided in this Lease and proportionate to the remaining Term. Tenant shall have ten (10) days following receipt of Landlord’s offer with respect to the Adjacent Offer Space within which to notify Landlord in writing of its intention to lease such Adjacent Offer Space, and such notice, if given by Tenant, shall constitute an acceptance of Landlord’s terms for the lease of such Adjacent First Offer Space. If Tenant exercises such Adjacent ROFO, the space to be leased by Tenant shall be leased on the same terms and conditions as are contained in the Lease including without limitation Tenant’s Allowance and Additional Allowance, and payment terms for Additional TI Costs, except for other economic and other terms specifically set forth in Landlord’s notice, which shall apply, and except that Tenant shall have the right to up to four (4) parking space permits per 1,000 square feet of rentable area of the additional leased space and at a rate of $85.00 plus any applicable taxes per permit for the initial Term and at the then current market rate for any Extended Term (herein the “Additional Parking Permits”), and the parties shall execute an amendment to the Lease to include such Adjacent Offer Space in the Premises and otherwise to provide for the leasing of the Adjacent Offer Space on such terms. If Tenant fails to exercise Tenant’s Adjacent ROFO within the ten (10) day period, Landlord may thereafter lease the Adjacent Offer Space to any third party. If Landlord fails to enter into a lease with a third party for the Adjacent Offer Space within six (6) months following Landlord’s notification to Tenant that the Adjacent Offer Space is available, Landlord shall again notify and offer the Adjacent Offer Space to Tenant according to the terms and provisions of this paragraph, subject to the Existing Tenant Rights. At such time as any Adjacent Offer Space is leased by Tenant or any third party, Tenant’s Adjacent ROFO with respect to said Adjacent Offer Space shall lapse.

(ii) For Non-Adjacent Space: Tenant shall have a one-time right of first offer (“Non-Adjacent ROFO”) for the lease of any space located on the first and second floors of the Building that is not adjacent to the Premises that becomes available during the Term (the “Non-Adjacent Offer Space”) together with Additional Parking Permits. Such Non-Adjacent ROFO is subject to any and all Existing Tenant Rights. Such Non-Adjacent ROFO (i) may only be exercised with respect to vacant space or space which has been previously leased and as to which an existing tenant of the Building has elected not to extend its lease or re-lease such space or exercise any of its Existing Tenant Rights, and (ii) may only be exercised with respect to all of the Non- Adjacent Offer Space being offered by Landlord. If any space qualifying for such Non-Adjacent ROFO becomes available, Landlord shall offer to lease the Non-Adjacent Offer Space to Tenant at the rent and on the same terms that Landlord intends to offer the Non-Adjacent Offer Space to other tenants, with concessions and construction allowance including Tenant’s Allowance and Additional Allowance, and payment terms for Additional TI Costs as provided in this Lease and proportionate to the remaining Term. Tenant shall have ten (10) days following receipt of Landlord’s offer with respect to the Non-Adjacent Offer Space within which to notify Landlord in writing of its intention to lease such Non-Adjacent Offer Space, and such notice, if given by Tenant, shall constitute an acceptance of Landlord’s terms for the lease of such Non-Adjacent Offer Space. If Tenant exercises such Non-Adjacent ROFO, the space to be leased by Tenant shall be leased on the same terms and conditions as are contained in the Lease including without limitation Tenant’s Allowance and Additional TI Allowance, and payment terms for Additional Costs, except for other economic and other terms specifically set forth in Landlord’s notice, which shall apply, and the parties shall execute an amendment to the Lease to include such Non-Adjacent Offer Space in the Premises and otherwise to provide for the leasing of the Non-Adjacent Offer Space on such terms. If Tenant fails to exercise Tenant’s Non-Adjacent ROFO within the ten (10) day period, Tenant’s Non-Adjacent ROFO with respect to the Non-Adjacent Space shall lapse, and Landlord may thereafter enter into a lease with a third party for the Non-Adjacent Offer Space and shall have no further obligation to offer such Non-Adjacent Offer Space to Tenant.

(e)	Bicycle Parking/Storage. Landlord will provide an area in the parking garage for Tenant’s employees who ride their bicycles to work to park their bicycles. Landlord shall provide undesignated, non-exclusive capacity for daily parking of up to fifty (50) bicycles.

(f)	Conference Center. Tenant shall have access to and use of the Business Center – Venue A conference facility located in the Complex up to three (3) times per week for up to three (3) hours per time, at no additional charge to Tenant. Additionally, Tenant shall have access to and use of the Business Center – Venue A conference facility or 7th floor conference room at no additional charge upon Tenant’s request, provided that such facility or room is available and not scheduled for use by other parties. Further, Tenant shall have access to exclusive use of the Business Center – Venue A conference facility at no additional charge to Tenant twice a year, specifically one (1) week in January and one (1) week in June or July, provided that Tenant gives a minimum of two (2) months’ prior notice to Landlord for scheduling such time periods. Tenant’s use of the conference center facilities shall be subject to all of the terms and provisions of this Lease, including, but not limited to, the provisions of Section 11(d) hereunder and any rules and regulations promulgated by Landlord with respect to the use of such conference room facilities.

(g)	YMCA Membership. Landlord will use its best efforts in working with the YMCA to provide discounted membership at the YMCA facility in the Building to Tenant’s employees, and have a plan and cost proposal presented to Tenant for its review and approval.

(h)	Bus Services. Tenant agrees to work directly with the Transportation Management Organization (TMO) for all bus passes for Tenant’s employees, including any reduced or discounted bus pass fees, and Landlord shall have no responsibility for the same.

(i)	Building Naming Rights; Consequences of Tenant Abandonment. Tenant shall have the right to rename the Building “Cray Plaza” or such other name as Tenant elects, which other name shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed. The renaming shall be performed in accordance with all applicable Laws and shall not take effect until the Commencement Date. Tenant shall be responsible for any and all costs for site preparation, filing fees, permitting and approvals from applicable authorities, exterior and interior signage including monument signage, associated with the renaming of the Building, and any related Tenant legal expenses; provided, however, that Tenant shall have no responsibility to pay any direct or indirect costs that may be incurred by Landlord (except as provided in this Subsection (j)), any other tenant of the Complex or for those costs for which Landlord is obligated to reimburse any said tenant (excepting any costs for which Tenant is responsible pursuant to Tenant’s indemnification obligations below). Landlord shall reasonably cooperate with and assist Tenant in its renaming of the Building. Landlord shall be responsible for any and all costs for removal of any existing signage and costs that may arise from other tenants of the Building with respect to the renaming (excepting any costs for which Tenant is responsible pursuant to its indemnification obligations below). Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from or relating to infringements or violations of intellectual property rights or allegations of the same with respect to the use of “Cray Plaza” or such other name Tenant elects for the name of the Building, or any other challenges arising from the use of “Cray Plaza” or such other name Tenant elects for the name of the Building. Tenant’s indemnification obligations under this paragraph shall survive the expiration or earlier termination of this Lease. Landlord’s approval of the use of Tenant’s name for the Building shall in no way be construed as a representation by Landlord that such name complies with all applicable Laws, nor shall such approval limit in any way Tenant’s indemnification obligations hereunder.

In the event Tenant’s Premises are abandoned for a continuous period of one (1) year, then upon sixty (60) days’ prior written notice from Landlord to Tenant, Landlord shall have the right, at Landlord’s cost, to remove any signage installed by Tenant and to change the name of the Building or the Complex. As used herein, “abandoned” means Tenant has ceased conducting business operations at the Premises and has vacated the same. Tenant shall not be allowed to circumvent Landlord’s right to rename the Building by leaving certain property items of Tenant on the Premises and/or retaining a security guard or other minimal personnel at the Premises and/or conducting limited operations in the Premises for de minimus periods of time (i.e., 1 or 2 days or a week during said one year period); in such instances, the Premises shall be deemed abandoned.

(j)	Municipal Incentives. Notwithstanding anything in this Lease to the contrary, as a material inducement for Tenant to enter into and perform its obligations under this Lease, Tenant’s obligations hereunder are contingent upon receipt by Tenant in the form of cash of a minimum of $400,000 in economic development funds (herein the “Incentive Funds”) from the City of St. Paul as an incentive for Tenant to locate to the St. Paul Central Business District. In the event Tenant has not received approval for the Incentive Funds on or before May 15, 2009, Tenant may terminate this Lease by notice to Landlord without liability or further obligation hereunder.

[Signatures on following page.]

Dated as of the date first above written.

LANDLORD:

NEA GALTIER, LLC
a Delaware limited liability company

By: /s/ Steven M. Resnick
Name: Steven M. Resnick
Title: Managing Member

By: /s/ Dale Stark
Name: Dale Stark
Title: Managing Member

TENANT:
CRAY INC.,

a Washington corporation

By: /s/ Brian C. Henry
Name: Brian C. Henry
Title: Executive Vice President and
Chief Financial Officer

EXHIBIT A

OUTLINE OF PREMISES

(Pages A1 – A4 are not attached)

EXHIBIT B

LEGAL DESCRIPTION OF COMPLEX

Tracts A, C and D, Registered Land Survey No. 417, files of Registrar of Titles, County of Ramsey.

Tracts B, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T and U which lie below elevation 15.00 feet, Registered Land Survey No. 417, files of Registrar of Titles, County of Ramsey.

Tracts B, C, D, E and F, Registered Land Survey No. 419, files of Registrar of Titles, County of Ramsey.

Tracts C, D, E and F, Registered Land Survey No. 420, files of Registrar of Titles, County of Ramsey.

Tracts A, H, I, J, K, N, O and P, Registered Land Survey No. 421, files of Registrar of Titles, County of Ramsey.

Tracts A, C, E, G, H, I, J, K, L, M and N, Registered Land Survey No. 422, files of Registrar of Titles, County of Ramsey.

Tracts E, H and J, Registered Land Survey No. 423, files of Registrar of Titles, County of Ramsey.

That part of Tract F which lies below elevation 105.00 feet, Registered Land Survey No. 423, files of Registrar of Titles, County of Ramsey.

That part of the Northwesterly 71.51 feet of Tract G, which lies below elevation 105.00 feet, Registered Land survey No. 423, files of the Registrar of Titles, County of Ramsey.

That part of Tract G, lying Southeasterly of the Northwesterly 71.51 feet thereof, Registered Land Survey No. 423, files of the Registrar of Titles, County of Ramsey.

Tracts D, F, G, H, K and L, Registered Land Survey No. 424, files of Registrar of Titles, County of Ramsey.

Tracts D, E, K and L, Registered Land Survey No. 425, files of Registrar of Titles, County of Ramsey.

Tracts D, E, F, G and J, Registered Land Survey No. 426, files of Registrar of Titles, County of Ramsey.

Tracts D, E and H, Registered Land Survey No. 427, files of Registrar of Titles, County of Ramsey.

Tracts D, E and H, Registered Land Survey No. 428, files of Registrar of Titles, County of Ramsey.

Tracts D, E, G and I, Registered Land Survey No. 429, files of Registrar of Titles, County of Ramsey.

Tracts D, E, H, I and J, Registered Land Survey No. 430, files of Registrar of Titles, County of Ramsey.

Tract G, Registered Land Survey No. 469, files of Registrar of Titles, County of Ramsey.

Tract F, Registered Land Survey No. 470, files of Registrar of Titles, County of Ramsey.

Tract F, Registered Land Survey No. 471, files of Registrar of Titles, County of Ramsey.

Tract F, Registered Land Survey No. 472, files of Registrar of Titles, County of Ramsey.

Tract F, Registered Land Survey No. 473, files of Registrar of Titles, County of Ramsey.

Tracts A and B, Registered Land Survey No. 475, files of Registrar of Titles, County of Ramsey.

Tract A, Registered Land Survey No. 476, files of Registrar of Titles, County of Ramsey.

Tracts A, L and M, Registered Land Survey No. 478, files of Registrar of Titles, County of Ramsey.

Tracts A, UU and VV, Registered Land Survey No. 479, files of Registrar of Titles, County of Ramsey.

Tracts A and B, Registered Land Survey No. 513, files of Registrar of Titles, County of Ramsey.

All elevations refer to City of Saint Paul Datum. Elevation 00.0 feet City of Saint Paul Datum equals elevation 694.10 feet mean sea level datum as established by United States Coast and Geodetic Surveys, North America Datum, 1929.

EXHIBIT C

COMPLEX RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Complex, the parking garage associated therewith, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Complex.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. Except for Tenant’s Signage permitted under Section 8.(a) of the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Complex without the prior written consent of Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Complex except by Complex maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Complex standard window treatments.

4. Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Complex.

5. Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof. Landlord acknowledges and approves of Tenant’s use of a key card security system for accessing the Premises, provided that the specifications and details of such system are subject to Landlord’s prior approval, which approval will not be unreasonably withheld, conditioned or delayed.

6. Movement in or out of the Complex of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Complex entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Complex so as to distribute weight in a manner acceptable to Landlord, which may include the use of such supporting devices as Landlord may require. In that regard, Landlord and Tenant agree to work together to properly place and situate Tenant’s Cray 1 and Cray 2 machines to be displayed on and within the Complex at a location mutually agreeable to Landlord and Tenant, provided that Landlord’s structural engineer has approved of such location and placement. All damages to the Complex caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Complex, shall be repaired at the expense of such tenant.

8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

9. Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Complex’s cleaning and maintenance personnel.

10. To ensure orderly operation of the Complex, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

11. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Complex or otherwise interfere in any way with other tenants or persons having business with them.

12. No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Complex any flammable or explosive fluid or substance.

13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

14. Tenant shall be permitted to locate and maintain vending or dispensing machines on and within the Premises. No other vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

15. Tenant shall not conduct any activity on or about the Premises or Complex which will draw pickets, demonstrators, or the like.

16. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of $75.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

17. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Complex unless accompanied by Landlord or the Complex manager.

18. Tenant shall provide and maintain window treatments for all interior and exterior windows located within the leased premises. Window treatments shall not be installed without Landlord’s prior written consent. Landlord acknowledges and approves of Tenant’s installation of non-building standard shades in certain areas for darkening, as well as window film, etched glass and other treatments for marketing purposes, provided that the specifications and details of all of the foregoing are subject to Landlord’s prior approval, which approval will not be unreasonably withheld, conditioned or delayed.

EXHIBIT D – TENANT IMPROVEMENTS WORKLETTER
attached to and forming a part of the Office Lease Agreement
Dated as of July 2, 2009, between
NEA GALTIER, LLC, a Delaware limited liability company, as Landlord and
CRAY INC., a Washington corporation, as Tenant

The purposes of this Exhibit D to the Lease (“Workletter”) are to set forth a) how the Tenant Improvements to the Premises are to be designed and constructed, b) the allocation of risk between Landlord and Tenant of unknown conditions related to the base building condition of the Complex outside the Premises (borne by Landlord at its sole cost, subject to other provisions of this Lease, including, but not limited to, Tenant’s obligations in Sections 8(b), 11(d) and 24(u) of the Lease, and Sections 2 and 15 of this Workletter, and further subject to the obligations of other tenants of the Complex, and other persons under applicable recorded declarations related to the Complex), and those unknown conditions related to the Premises (borne by Tenant and paid with the Tenant’s Allowance and any excess paid by Tenant, subject to other provisions of this Lease, including, but not limited to, Landlord’s obligations in Sections 8(b), 11(d) and 24(u) of the Lease, and Sections 2, 15 and 16 of this Workletter) all as provided herein, and c) the process and allocation of responsibility for designing and constructing the Tenant Improvements and the cost of the Tenant Improvements. Subject to all of the terms and conditions of the Lease, the parties agree as follows:

1. Defined Terms. Unless the context otherwise requires, terms used in this Workletter shall have the same meaning as such terms in the Lease. The following capitalized terms shall have the meanings set forth below.

“ADA Compliance Work” means the work required by governmental authority solely with respect to the ADA (as defined in Section 2 of this Workletter) to be performed in the restrooms located within the northeast corner of the second floor of the Premises as result of performing the TI Work. Tenant acknowledges and agrees that it shall use best efforts to develop alternative design plans for such restrooms to avoid the need for any ADA Compliance Work. Any work required by governmental authority other than with respect to the ADA for such restrooms shall not be part of the ADA Compliance Work and shall be funded by Tenant’s Allowance or paid by Tenant as part of Additional TI Costs, to the extent not covered by Tenant’s Allowance.

“Additional Allowance” means up to $5.00 per rentable square foot of the initial Premises. The Additional Allowance, together with the Landlord’s actual cost of capital to borrow the Additional Allowance (which shall not exceed an interest rate of twelve percent (12%) per annum, and which actual cost of capital shall be substantiated by a statement from Landlord’s lender or other written evidence delivered to Tenant satisfactory to Tenant in Tenant’s reasonable discretion), shall be divided by the 120 month period of the initial Term of 126 months (taking into account that Tenant’s Gross Full Service Rent is abated for the initial six (6) months). The resulting amount shall be added to and payable with each monthly installment of Tenant’s Gross Full Service Rent commencing with the seventh (7th) month of the initial Term and continuing through the 126th month of the initial Term such that the Additional Allowance and Landlord’s cost of capital are fully amortized on a straight-line basis over months seven (7) through one hundred twenty-six (126) of the initial Term. The Additional Allowance shall be used only to pay the Costs of the TI Work, after the Tenant’s Allowance has been fully expended, except as otherwise agreed by the parties or provided in this Workletter. If the Tenant’s Allowance is insufficient to pay the entire Costs of the TI Work, then the phrase “Tenant’s Allowance” shall also include by definition the Additional Allowance (if Tenant elects to add it to the Tenant Allowance).

“Additional TI Costs” means the balance, if any, of the Costs of the TI Work not paid by Tenant’s Allowance as it may be supplemented by the Additional Allowance. Tenant shall be solely responsible for payment of the Additional TI Costs pursuant to the terms of this Workletter.

“Architect” means 20 Below Studio, or an architect selected by Tenant and acceptable to Landlord that is licensed to practice architecture in Minnesota.

“Business Day” means any day other than a Saturday, Sunday or other day on which United States national banks in St. Paul, Minnesota are authorized or required by law to be closed for business.

“Costs of the TI Work” means all costs of completing the Tenant Improvements, including without limitation the Premises Contractor’s fees and profits, sales taxes, insurance premiums, permit fees, utilities, costs of Discretionary Changes and Mandatory Changes under Section 9 of this Workletter, premiums for insurance and bonds, inspection fees, sales tax, and all other costs incurred in connection with the construction of the Tenant Improvements, and the cost of installing any Tenant’s Special Tenant Improvements described on Schedule D-4; but shall expressly exclude the costs of Interior Design Services, the costs of the Architect for preparation and revision of the Working Drawings, and costs for Tenant’s Work (as defined in Section 8.2 of this Workletter, including utility services for Tenant’s early entry and installation of Tenant’s Work).

“Interior Design Services “means interior decorating services and advice on the furnishing and decoration of the Premises, such as selection of fixtures, furnishings or design of mill work, all of which shall be provided by Tenant at its expense (and not paid with the Tenant’s Allowance), but shall be subject to the reasonable approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

“Premises Contract” means the contract between Landlord and Premises Contractor for the construction and installation of the Tenant Improvements on the basis of actual costs incurred to construct the Tenant Improvements plus an agreed fee (approved by Tenant prior to execution of the Premises Contract) and all subject to a guaranteed maximum price for the total Costs of the TI Work, as evidenced by AIA Document A102-2007 (Cost of the Work Plus a Fee with a Guaranteed Maximum Price) with General Conditions of the Contract for Construction (AIA Document A201 — 2007) and Supplemental Conditions, as mutually approved by Landlord, Tenant and Premises Contractor, all as set forth in Section 7 herein.

“Premises Contractor” means a licensed general contractor selected by Landlord in consultation with Tenant for purposes of completing the Tenant Improvements, which Premises Contractor shall be Commercial Construction Partners (“CCP”), or another general contractor reasonably selected by Landlord in consultation with Tenant and which shall be selected based upon competitive bids provided by such general contractors.

“Server Room and Lab” means the rooms on the first floor of the Premises identified as such on Schedule D-2.

“Space Plan and Scope of TI Work Outline” means the preliminary floor plans for the Premises, together with the scope of work outline of the Tenant Improvements that have been prepared by the Architect, dated June 26, 2009, all as approved by Landlord and as described in Schedule D-2 attached, which includes without limitation the following:

(a)	Any requirements of Tenant for use of other than Building Standard materials and finishes.

(b)	Special loading, such as the location of cabinets, safes or special equipment.

(c)	Openings in the walls or floors.

(d)	Special electrical, air conditioning or plumbing work.

(e)	Location and dimensions of telephone equipment rooms, and telephone and electrical outlets.

(f)	Location and type of partitions, including doors and hardware.

(g)	Special cabinet work or other millwork items.

(h)	Variations from standard ceiling heights.

(i)	Color selection for painted areas.

(j)	Selection of floor covering and any special wall or interior window coverings; provided, however, that Building Standard window covering shall be used on all exterior windows, unless expressly agreed by Landlord and Tenant in the Working Drawings.

“Substantial Completion” means the date that (i) Landlord has completed the Tenant Improvements in accordance with the Working Drawings to the extent required to conform with the standards of “substantial completion” promulgated by the American Institute of Architects (General Conditions of the Contract for Construction, AIA Document A201-2007), and so as such improvements can be used by Tenant, subject to minor details and installations of construction, decoration and mechanical adjustments (“punch-list items”) that remain to be completed but which do not materially interfere with Tenant’s use of such portion of the Premises; (ii) Tenant has direct access to the skyways, and elevator lobbies on the floors where the Premises are located; (iii) electricity, HVAC and lighting required for operation of Tenant’s business in the Premises as provided under this Lease are available to the Premises; (iv) the date Landlord receives a certificate of occupancy from the appropriate governmental authorities with respect to the Tenant Improvements, (v) Architect shall have confirmed Substantial Completion of the Tenant Improvements in accordance with the Working Drawings by delivering to Landlord and Tenant a certificate in a form reasonably acceptable to Landlord and Tenant which reflects satisfaction of the four conditions described in items (i) through (iv) of this paragraph.

“Tenant’s Allowance” means up to $25.00 per rentable square foot of the initial Premises. The Tenant’s Allowance shall be used only to pay the actual Costs of the TI Work. If the Tenant’s Allowance is insufficient to pay all of the actual Costs of the TI Work, then the Additional Allowance may be added at the Tenant’s sole discretion to become part of the Tenant’s Allowance. Neither Tenant’s Allowance nor the Additional Allowance may be used to pay the costs of the Interior Design Services, the costs for Tenant’s Work, or the cost to prepare the Working Drawings. Tenant shall give written notice to Landlord of its election to add the Additional Allowance to Tenant’s Allowance within ten (10) Business Days of (i) Tenant’s approval of the Final Cost Estimate, in the event the Final Cost Estimate exceeds Tenant’s Allowance, or (ii) receipt by Tenant of written notice by Landlord that the Costs of the TI Work exceed Tenant’s Allowance, in the event the Final Costs Estimate does not exceed Tenant’s Allowance but later Changes cause such excess. If Tenant fails to timely provide Landlord with such written notice, Tenant shall be deemed to have elected to add the Additional Allowance to Tenant’s Allowance.

“Tenant Improvements” means those certain improvements to the Premises described in the Working Drawings as the same may be modified pursuant to Paragraph 5 below, including all items of TI Work, including labor and materials, that are utilized directly or indirectly in altering, repairing, improving, adding to, modifying or otherwise changing the Premises. The parties acknowledge that the Tenant Improvements include the Server Room and Lab. As part of the Tenant Improvements, Landlord agrees to provide the Server Room and Lab with the electrical supply and HVAC services called for on Schedule D-4 of Exhibit D to this Lease. The Tenant Improvements do not include Tenant’s Work (as defined in Section 8.2 of this Workletter) or the Interior Design Services.

“Tenant’s Representative” means the individual designated by Tenant as its tenant improvement representative pursuant to Paragraph 13 of this Workletter. In addition, references to Tenant Representative in this Workletter shall include Cresa Partners (“Tenant TI Consultant”), who Tenant has hired to assist it in the administration and management of the Tenant’s role under the Lease and this Workletter, and in monitoring the progress of the TI Work and verifying the Costs of TI Work. Landlord will provide Tenant TI Consultant information related to the Tenant Improvements as if it were Tenant Representative and shall cooperate with Tenant and Tenant TI Consultant in the administration of this Workletter and the payments by Tenant called for under this Workletter under an “open book” approach consistent with the requirements of Section 12 herein. Tenant shall cause Tenant TI Consultant to cooperate with Landlord in the administration of this Workletter and the payments by Tenant called for under this Workletter.,

“TI Work” means the design, permitting and construction of the Tenant Improvements in accordance with the Working Drawings, but shall exclude the Interior Design Services and Tenant’s Work.

“Working Drawings” means all detailed plans, specifications and drawings necessary to construct the Tenant Improvements, which shall include all construction documents, final plans and specifications ready for construction, and mechanical, electrical and plumbing drawings necessary to construct the Tenant Improvements, as more fully described in Schedule D-6 attached hereto, which Working Drawings shall be prepared, subject to Landlord’s approval, in accordance with Paragraph 5 of this Workletter. Landlord and Tenant acknowledge that Architect’s fees for the Working Drawings, pursuant to the contract entered into by Tenant with Architect, are $79,000 (“Architect’s Fees”). Tenant shall be responsible for fifty percent (50%) (equal to $39,500) of Architect’s fees (“Tenant’s Share”), and Landlord shall be responsible for fifty percent (50%) (equal to $39,500) of Architect’s fees (“Landlord’s Share”). Any other fees charged by Architect in connection with the Working Drawings or otherwise (“Additional Architect’s Fees”) shall be the sole responsibility of Tenant; provided, however, that upon Tenant’s exercise of Tenant’s Expansion Options, the Architect’s fees for Working Drawings for the Option Space computed on a per rentable square foot basis consistent with those charged as part of the Architect’s Fees for the initial Premises shall be added to Architect’s Fees, and Landlord’s Share and Tenant’s Share of the supplemental Architect’s Fees attributable to the Option space being added to the Premises shall be paid in accordance with the terms of this Workletter.

2. Allocation of Risk and “AS IS” Condition of the Premises. Landlord is responsible to maintain, and pay any costs (known or unknown) associated with the condition of the Building and the Complex outside the Premises (“Base Building”) without cost or expense to Tenant, except as otherwise provided in the Lease and this Workletter, including, but not limited to, Tenant’s obligations in Sections 8(b), 11(d) and 24(u) of the Lease, and Sections 2 and 15 of this Workletter. Notwithstanding anything to the contrary in the Lease or this Workletter, “Base Building” shall not include the premises of any tenant of the Building or Complex or any area of the Building or Complex for which other persons are responsible for the maintenance and repair under applicable recorded declarations related to the Complex. Landlord shall correct any violations of applicable Laws and building codes in effect and as enforced at the time of permitting for the Base Building, as depicted in its present “as built” condition on Schedule D-1, including all Laws relating to the Americans with Disabilities Act (as in effect at the time) (“ADA”) and all other applicable federal, state and municipal laws and regulations. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Laws and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Laws. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements to the Base Building necessary to comply with the terms of any final order or judgment. To the extent there are material changes in the Base Building made by Landlord following the date of the Lease that increase the Costs of the TI Work or delay construction of the Tenant Improvements (as generally described in Schedule D-2 and as estimated by Landlord at the time such impact is discovered), then Landlord shall exercise good faith efforts to eliminate or reduce such cost or delay and shall be responsible for any such increased construction costs (unless such changes are made in order to comply with Laws or requested by Tenant). If any changes to the Base Building materially impact or are likely to materially impact the Costs of the TI Work or the schedule for completing the TI Work, then Landlord agrees to notify Tenant of such changes.

Landlord has provided Tenant and Architect with “CAD backgrounds” and descriptions of the Premises (the “Building Plans”). The Architect has verified and amended the Building Plans to conform them to the “as-built” conditions, but only within the boundaries of the Premises. The cost of such work is included in the Architect’s Fees and shall not be paid from the Tenant’s Allowance. The Architect has used the verified and amended Building Plans to prepare the Space Plan and Scope of TI Work Outline and Working Drawings.

Tenant accepts the Premises in its present “as is” condition (including all existing conditions, both known and unknown, foreseen and unforeseen) as a baseline for its TI Work, except as otherwise provided in the Lease and this Workletter, including, but not limited to, Landlord’s obligations in Sections 8(b), 11(d) and 24(u) of the Lease, and Sections 2, 15 and 16 of this Workletter, and agrees to pay as part of the Costs of TI Work all costs of demolition, construction and compliance with applicable Laws and building codes in effect and as enforced at the time of permitting for the Tenant Improvements (as generally described in Schedule D-2) and Premises, including all Laws relating to the ADA and all other applicable federal, state and municipal laws and regulations. In addition, Tenant shall be solely responsible and agrees to pay for all of the foregoing costs as they relate to Tenant’s Work. The parties acknowledge and agree that Landlord’s legal compliance and maintenance obligations under Section 8(b) of the Lease with respect to the mechanical, electrical, plumbing and fire/life safety systems serving the Complex in general are not to be construed as an obligation of Landlord to repair, modify, or rectify any existing conditions within the Premises with respect to such systems as of the date of this Lease, such obligation prior to Substantial Completion to be the sole responsibility of Tenant and paid as part of the Costs of TI Work. Notwithstanding the foregoing, Tenant shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Laws and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Laws. Landlord, after the exhaustion of any and all rights to appeal or contest, will cooperate with Tenant to cause the Premises Contractor to perform such TI Work as is necessary to comply with the terms of any final order or judgment, and Tenant shall cause the Architect to make any required changes to the Working Drawings. To the extent the Costs of the TI Work includes ADA Compliance Work, then Landlord and Tenant shall cooperate with the Premises Contractor to prepare a Mandatory Change order containing the scope and cost of only such ADA Compliance Work and to mutually approve such Change order. Upon review and approval of such Mandatory Change order in accordance with this Workletter, Tenant and Landlord shall each promptly pay 50% of the costs of the ADA Compliance Work (which costs shall not be paid from the Tenant’s Allowance).

3. Tenant Improvements. The Tenant Improvements shall be constructed within the Premises in accordance with the Working Drawings in accordance with this Workletter. All Tenant Improvements will be managed by Landlord and shall be constructed and installed by the Premises Contractor at the expense of Tenant, subject to application of the Tenant’s Allowance. Tenant hereby acknowledges that the Special Tenant Improvements described on Schedule D-4 are subject to the approval of applicable governmental authorities and applicable Regulations. The Tenant’s Allowance may be applied to the Costs of the TI Work (which do not include the Architect’s Fees for preparation of the Working Drawings, which shall be paid by 50% each by Landlord and Tenant as described above, and any Additional Architect’s Fees, which shall be paid by Tenant), including without limitation any Special Tenant Improvements. The Tenant Improvements shall be constructed substantially in accordance with the Premises Contract and the Working Drawings prepared by the Architect and approved by Tenant and Landlord in accordance with Section 5 below, and permitted by the City of St. Paul. If the Premises Contractor delivers any proposed change order to the Premises Contract resulting in any change in the proposed Costs of the TI Work or schedule for completion of the TI Work, Tenant shall promptly be provided an “open book” explanation and documentation to support such change.

4. The Architect. The Architect shall design and prepare the Working Drawings for the Tenant Improvements. The consultants selected by Landlord or Tenant, with the reasonable approval by the other of the selection and the scope of work and estimated fee to be charged for their services, to consult, design or perform some part of the TI Work that impacts or relies upon the Building’s structural, mechanical, electrical, plumbing and telecommunication systems (the “Consultants”) shall at Landlord’s or Architect’s election, review the Space Plan and Scope of TI Work Outline and the Working Documents in the course of providing their services. The cost of such Consultants (which include without limitation the Tenant’s TI Consultant) shall be part of the Costs of the TI Work and paid from the Tenant’s Allowance until that is exhausted, and then by Tenant as provided below. The cost of the Architect under its contract with the Tenant related to the Tenant Improvements shall be paid as provided in Section 5.4 below, and not with the Tenant’s Allowance.
5. Working Drawings.

5.1 Space Plan and Scope of TI Work Outline. The Space Plan and Scope of TI Work Outline have been approved by the parties and form the basis for the Working Drawings to be prepared by the Architect. Landlord shall not unreasonably withhold its consent to any part of the Working Drawings that are generally consistent with the description in Schedule D-2. Landlord and Tenant shall cooperate and work in good faith in the development of conceptual plans and other customary aspects of design for the Tenant Improvements to give Tenant necessary feedback for its development of Working Drawings that will be acceptable to Landlord.

5.2 Preparation, Submission and Approval of Working Drawings. Tenant has retained the Architect to prepare the Working Drawings. Tenant shall cause a draft of the Working Drawings to be prepared by the Architect and submitted to Landlord on or before the date set forth in the schedule below. Tenant shall provide (or cause the Architect to provide) Landlord with at least two (2) complete sets of the Working Drawings for Landlord’s review and approval. Tenant and Landlord shall work together and with the Architect to attempt to adhere to the following milestones and deadlines to complete and approve the Working Drawings:

July 3: Architect issues 95% complete Working Drawings to Landlord and Tenant for their simultaneous review
July 6: Landlord and Tenant each provide comments on the 95% complete Working Drawings to Architect
July 10: Architect issues 100% complete Working Drawings (permit/bid set) to Premises Contractor, Landlord, and Tenant reflecting Landlord and Tenant comments, and Premises Contractor submits for a building permit and requests bids from Trade Subcontractors based on such Working Drawings
July 15: Landlord and Tenant each provide final comments on the Working Drawings to Architect
July 17: Final Working Drawings sent to Landlord and Tenant for final approval in writing, and Landlord and Tenant review bids and finalize Trade Subcontractor selection

After receiving the draft Working Drawings, Landlord and Tenant shall promptly review and either approve the Working Drawings, or disapprove them and provide the other party with its comments no later than three (3) days after receiving the Working Drawings. If Landlord or Tenant disapproves the Working Drawings, Tenant shall have three (3) days after receiving Landlord’s comments (or, in the event Landlord approves the Working Drawings but Tenant disapproves, then Tenant shall have no longer than six (6) days after its initial receipt of the draft Working Drawings) to cause Architect to revise and deliver the Working Drawings to Landlord and Tenant. Landlord and Tenant shall have two (2) days after receiving the revised Working Drawings to either approve the revised Working Drawings, or disapprove the revised Working Drawings and provide the other party with its comments. The parties shall use their best efforts to mutually agree on a complete set of Working Drawings to be used to seek permits and bids by the end of the day on July 10, 2009, and to mutually agree on the final Working Drawings by the end of the Day on July 17, 2009. Tenant’s and Landlord’s decision regarding the Working Drawings shall be evidenced by returning to each other one (1) set of the Working Drawings marked “Approved,” “Approved as Noted” or “Disapproved as Noted, Revise and Resubmit”; provided, however, that failure to timely respond to the Working Drawings shall not constitute approval by Landlord or Tenant of the design or specifications shown thereon.

5.2.1 If the Working Drawings are returned to Tenant by Landlord marked “Approved,” and if the Working Drawings are returned to Landlord by Tenant marked “Approved,” the Working Drawings, as so submitted, shall be deemed approved by Landlord and Tenant, and Tenant shall cause Architect to immediately provide four (4) full sets of paper drawings as wells as a copy of such drawings in both CAD and pdf format.

5.2.2 If the Working Drawings are returned to Tenant by Landlord marked “Approved as Noted,” the draft of the Working Drawings shall be deemed approved by Landlord, and/or if the Working Drawings are returned to Landlord by Tenant marked “Approved as Noted;” the draft of the Working Drawings shall be deemed approved by Tenant; provided, however, in preparing the final approved Working Drawings, Tenant shall cause the Architect to incorporate Landlord-noted items or Tenant-noted items, as applicable, into the Working Drawings and to deliver the revised Working Drawings to Landlord and Tenant within three (3) days.

5.2.3 If the Working Drawings are returned to Tenant by Landlord marked “Disapproved as Noted, Revise and Resubmit”, and/or if the Working Drawings are returned to Landlord by Tenant marked “Disapproved as Noted, Revise and Resubmit”, Tenant shall cause such Working Drawings to be revised in accordance with the schedule provided above, taking into account the reasons for Landlord’s disapproval and/or Tenant’s disapproval, as applicable, and shall resubmit revised plans to Landlord and Tenant for review. The same procedure shall be repeated until Landlord and Tenant fully approve the Working Drawings.

5.2.4 Tenant shall provide in the contract with the Architect that Architect shall be solely responsible for: (i) the completeness of the Working Drawings; (ii) subject to Paragraphs 1 and 6 of this Exhibit D, the conformity of the Working Drawings with the existing conditions in the Premises as set forth in the Building Plans and modified by Architect to conform to the “as built” condition of the Premises; (iii) the compatibility of the Working Drawings with the mechanical, plumbing, life safety or electrical systems of the Building; and (iv) the compliance of the Working Drawings with all applicable Laws, including, without limitation, the ADA. The parties contemplate that the electrical, mechanical and plumbing work required as part of the TI Work will be done using a “design-build” approach. To the extent required, the Architect shall coordinate the preparation of all engineering drawings included as part of the Working Drawings. Regardless of whether there are engineering drawings or the electrical, mechanical and plumbing work required as part of the TI Work is done using a “design-build” approach, the Working Drawings shall be subject to review by the Tenant, Landlord, and the Consultants. Tenant shall cause the Architect to work cooperatively with any appropriate specialized engineer for the Building (“Engineer”), the Consultants, and those providing Interior Design Services. Landlord shall cause its Engineer (if any), the Premises Contractor and the Landlord Consultants to work cooperatively with, and provide Tenant, and the Architect and Consultants with access to all site and applicable design drawings, including those available on the CAD system (subject to any requirements of the Owner-Architect agreement), specifications, calculations, and related information in a convenient medium (electronic or paper) to the extent reasonably required by Tenant for the design of the Tenant Improvements.

5.2.5 Once the Working Drawings are approved by Landlord and Tenant, the parties shall each acknowledge its approval by signing or initialing each sheet of the Working Drawings. The Architect shall also deliver to Landlord and Tenant a diskette containing the approved Working Drawings in CAD format. The Premises Contractor may submit draft Working Drawings for permits provided that any submission must be revised to include any changes required by Landlord or Tenant prior to Landlord’s or Tenant’s approval of the Working Drawings. Upon approval of the Working Drawings by Landlord and Tenant, Tenant shall cause the Architect to deliver to Landlord (in addition to the diskette described above) the number of copies of the Working Drawings that Landlord may reasonably request for use in obtaining bids for the work and in the course of construction.

5.3 Form of Working Drawings and Application for Permits. Tenant shall cause the Working Drawings to be prepared by the Architect in a form satisfactory for submittal to the appropriate governmental authorities for permits and licenses required for the construction of the Tenant Improvements. Furthermore, Tenant shall cause the Working Drawings to be prepared in accordance with all applicable Laws, including without limitation the ADA, and in accordance with insurance Laws applicable to the Complex. Tenant understands Landlord’s review and approval of the Working Drawings pursuant to this Workletter are solely to protect the interests of Landlord, and Landlord shall not be the guarantor nor responsible for the correctness of the Working Drawings, or responsible for the compliance of the Working Drawings with applicable Laws, all of which shall be Tenant’s responsibility. Tenant shall be responsible for the cost of making any repairs or changes to the Premises (or to the common areas located adjacent to the Premises) as a result of the Tenant Improvements being designed and constructed in a manner not in compliance with applicable Laws, including the ADA, subject to the agreement by Landlord and Tenant to share the cost of ADA Compliance Work hereunder. Once the Working Drawings are approved by the parties in accordance with the terms of this Workletter, the Premises Contractor shall apply for and obtain the permits and licenses required for the construction of the Tenant Improvements.

5.4 Payment of Architect Fees and Costs. Landlord and Tenant shall each pay the Architect directly Landlord’s Share and Tenant’s Share, respectively, of Architect’s Fees when due for preparing and revising the Working Drawings at their own expense when due under the contract with the Architect and not from the Tenant’s Allowance. Tenant shall be responsible for paying 100% of any Additional Architect’s Fees and all costs and charges of the Architect in connection with the Interior Design Services which Tenant shall pay directly to the Architect (and not from Tenant’s Allowance). Tenant shall provide to Landlord evidence of the total amount payable to Architect in connection with the Tenant Improvements in a form reasonably satisfactory to Landlord, which shall include invoices submitted to Landlord, accompanied by such other reasonable documentation as requested by Landlord including without limitation lien releases from the Architect as a condition to payment being due. Landlord and Tenant shall each indemnify and hold the other harmless for failure to pay their respective Landlord’s Share and Tenant’s Share when due.

6. Existing Conditions of Premises. Landlord and Tenant acknowledge that the Architect has verified the existing conditions in the Premises insofar as they are relevant to, or may affect, the design and construction of the Tenant Improvements and that the Architect has made any necessary additions or changes to conform the Building Plans to the existing conditions in the Premises. Architect shall bear responsibility for the completeness of all plans for the Tenant Improvements and for conformity of the Working Drawings with the Building Plans and existing conditions in the Building and the Premises. Tenant shall cause Architect to make at any time and from time to time during the construction of the Tenant Improvements, any changes to the Working Drawings necessary (a) to obtain any permit, (b) to comply with all applicable Laws, (c) to achieve the compatibility, as reasonably determined by consultation with Landlord, of the Working Drawings with the Building Plans, or (d) to avoid impairing or voiding any third-party warranties, provided that Tenant consults with Landlord prior to making any such changes and receives Landlord’s approval of any such changes, which approval shall not be unreasonably withheld, conditioned, or delayed.

7. Administration, Procedures for Premises Contractor, Pricing the Work.

7.1 Negotiated Contract. Promptly after the full execution of this Lease, Landlord will promptly negotiate and will use its best efforts to enter into the Premises Contract with Premises Contractor consistent with this Workletter and in a form approved by Tenant on or before July 20, 2009, and thereafter will cause the Premises Contractor to construct the Tenant Improvements in accordance with the Working Drawings, as the same may be revised in accordance with this Workletter. Any deviations from the Working Drawings must be approved by the Architect. The form of Premises Contract shall be generally consistent with Landlord’s customary contract form and conditions, which form has been delivered to and reviewed by Tenant as of the date of the Lease. Any changes to the standard AIA Documents included in the Premises Contract, to the extent such changes adversely affect the timing of the Tenant Improvements and/or the cost thereof, are subject to Tenant’s reasonable review and approval before the same are included in the Premises Contract and executed by Landlord, which approval will not be unreasonably withheld, delayed or conditioned. Prior to granting its approval of the Premises Contract, Tenant shall have received from Landlord detailed and accurate statements of the basis for the charges associated with the General Conditions and General Requirements and pre-construction services under the Premises Contract, including without limitation a cost breakdown of the budget pricing for the Tenant Improvements on an “open book” basis. Landlord and Tenant shall use their best efforts to reach agreement with the Premises Contractor on the form of the Premises Contract by no later than July 10, 2009 (expressly excluding the bid amounts, which shall be approved as noted in this Section 7.1). Within five (5) Business Days following receipt of the copies of the 100% complete Working Drawings from Tenant or the Architect, Landlord shall obtain bids from the Premises Contractor for the total Costs of the TI Work shown on the Working Drawings, including any bids from Trade Subcontractors described in Section 7.2 below (collectively, the “Final Cost Estimate”). Upon receipt of the Final Cost Estimate from the Premises Contractor Landlord shall notify Tenant of the amount of the Final Cost Estimate. Tenant shall have three (3) days after receipt of notice from Landlord regarding the Final Cost Estimate in which to give written notice to Landlord of Tenant’s approval or disapproval thereof (which approval shall not be unreasonably withheld), otherwise the Final Cost Estimate shall be deemed approved and shall be incorporated into the final approved form of the Premises Contract. If Tenant timely disapproves of the Final Cost Estimate, Tenant and the Tenant TI Consultant shall meet with Landlord, the Architect and the Premises Contractor and any applicable Trade Subcontractors within two (2) Business Days of the disapproval to discuss mutually acceptable revisions to the Final Cost Estimate or to the Working Drawings. All costs of changes required by any such revisions shall be part of the Costs of the TI Work, with the exception of any additional fees beyond the Architect’s Fees charged by Architect to revise the Working Drawings, which shall be deemed Additional Architect’s Fees and paid by Tenant. Within ten (10) days after approval by the parties of any required revisions to the Working Drawings, Landlord shall submit to Tenant a revised Final Cost Estimate from the Premises Contractor, and the same procedure shall be followed as set forth above until Tenant has no specific reasonable objection to the Final Cost Estimate. Landlord and Tenant agree to use their best efforts to approve the final form of the Premises Contract and the Final Cost Estimate related to the Working Drawings by no later than July 20, 2009.

7.2 Trade Subcontractors. For any “Trade Subcontractor”, defined herein as subcontractors performing TI Work, including without limitation electrical, HVAC, drywall and plumbing, the Premises Contractor shall promptly obtain at least three (3) competitive bids as part of the process of determining the Final Cost Estimate, to the extent commercially feasible from a list of subcontractors approved by both Landlord and Tenant. After receipt of such bids, Landlord and Tenant shall each review and consult each other regarding the bids. The Premises Contractor may present a bid from subcontractors with experience working on the Base Building for Tenant’s review and approval as one of the bids. The Trade Subcontractors shall be selected by the Premises Contractor with the prior approval of the Landlord and Tenant and using an “open book” approach by the Premises Contractor and Landlord in cooperation with Tenant and Tenant TI Consultant. Tenant shall be entitled to receive full copies of Trade Subcontractor bids for TI Work prior to selection of the Trade Subcontractor. Landlord and Tenant shall use best efforts to timely approve the Trade Subcontractors in accordance with the schedule set forth in Section 5.2 above.

7.3 No Landlord’s Administration Fee. Landlord agrees not to charge a construction management fee for its roles in constructing the Tenant Improvements.

8. Tenant Improvements Construction: Administration of TI Work, Early Entry for Tenant’s Work.

8.1 Construction of Tenant Improvements. Promptly after full execution of the Premises Contract (including approval of the guaranteed maximum price for the TI Work) and approval of the Working Drawings, the Premises Contractor shall obtain all required building or other permits relating to the performance of the TI Work and construction of the Tenant Improvements. Landlord shall administer the construction of Tenant Improvements in accordance with the final, approved and permitted Working Drawings (which work shall be added to and included within the definition of “TI Work” set forth in Paragraph 1 of this Workletter ); provided, however, that Landlord shall not be required to install any Tenant Improvements that do not conform to the approved Working Drawings, or conflict with elements of the approved Working Drawings, or do not comply with applicable Laws; such conformity (and any costs related thereto) being the obligation of Tenant. Landlord and Tenant shall use diligent and continuous efforts to achieve the dates set forth in Schedule D-5 attached hereto, which dates are estimated target dates only and Landlord shall not be liable for failure to meet such deadlines, subject to the provisions of the Lease pertaining to Landlord’s obligations to achieve Substantial Completion by the Scheduled Commencement Date. As used herein, Tenant shall be construed to include Tenant’s Consultants and Landlord shall be construed to include Landlord’s Consultants, each of whom shall be instructed to respond in accordance with the terms of this Workletter and to fully cooperate with the other party. Landlord shall diligently pursue Substantial Completion of the Tenant Improvements. The timetable set forth on Schedule D-5 shall be updated as changes occur and provided to Tenant for its information and as a guide for progress of construction of the Tenant Improvements.

8.2. Contractor for Tenant’s Work. All Tenant Improvements shall be constructed by the Premises Contractor and its subcontractors selected pursuant to Paragraph 7, with the exception of installation of furniture, fixtures, office and other equipment and design construction and installation of information technology and telecommunications equipment and wiring (“Tenant’s Work”) which shall be designed, constructed, installed or provided by Tenant in accordance with this Paragraph and Section 8 of the Lease at Tenant’s sole cost and not paid by Tenant’s Allowance. Tenant may request that some or all of the Tenant’s Work be constructed by the Premises Contractor under a contract separate from the Premises Contract; provided, however, that Tenant’s Work shall not delay or interfere with completion of the TI Work.

8.3 Early Entry. With Landlord’s prior written approval and coordination with the Premises Contractor, Tenant and Tenant’s contractors may have non-exclusive access to the Premises four (4) weeks prior to the Substantial Completion of the Tenant Improvements for purposes of cable, telephone and furniture installation; provided that such entry or work does not interfere with the construction of the Tenant Improvements by Landlord and the Premises Contractor. All of the terms and provisions of the Lease shall be applicable upon such early entry, including, but not limited to, the requirement under Section 7 of this Lease to pay for utility services, the requirement under Section 11 to maintain Tenant’s insurance, and the requirements under Section 8 with respect to improvements and alterations; provided, however, that Tenant shall not incur any fees for its use of elevators, hoist, or loading docks during Tenant’s early access or relocation into the Premises, and those provisions applicable to the commencement of the Lease Term and the payment of Gross Full Service Rent shall not apply. Prior to such entry of the Premises, Tenant shall provide evidence reasonably satisfactory to Landlord that Tenant’s insurance, as described in Section 11(a) — Tenant’s Insurance of the Lease, shall be in effect as of the time of such entry. Tenant shall be responsible for any damages to the Building or the Premises caused by Tenant or its contractors or agents as a result of such early entry. If completion of the Tenant’s Work interferes with the construction of the TI Work and such interference causes or is likely to cause a delay in Substantial Completion of the Tenant Improvements, then such permission may be revoked at any time upon twenty-four (24) hours’ notice and Landlord may require Tenant to cease work in the Premises.

8.3.1 IT System Installation. Landlord and Tenant shall arrange for Tenant to have access to the Premises (which access shall be subject to the provisions of the initial paragraph of this Section 8.3 above) on a floor by floor basis as early as possible, but in all events prior to the installation of ceiling grids on each floor, as coordinated with Landlord, the Premises Contractor, and their respective contractors and agents working in the same space, in order to allow Tenant to install telephone lines and telephone systems, fiber optics, computer cabling, information technology systems and related similar items (“IT Systems”). The access Tenant is given to the Premises shall be at a time before the ceiling grids are installed by Landlord so as to allow more quick, cost effective and efficient installation of cabling and other wiring. Landlord shall use reasonable efforts to provide Tenant, as early as is reasonably practicable, with a range of estimated dates (which range shall be given approximately fifteen (15) to twenty-eight (28) days prior to the estimated date of installation) for installation of the ceiling grids on each floor so that Tenant can arrange for its contractors to do the installations of the IT Systems with the least amount of disruption and cost to both Landlord and Tenant, provided that Landlord shall have no liability for failure to provide Tenant with such range of estimated dates.

8.3.2 Tenant Furniture and Fixtures. Landlord and Tenant shall arrange for Tenant to have access to the Premises (which access shall be subject to the provisions of the initial paragraph of this Section 8.3 above), floor by floor on a “space ready” basis to install Tenant’s furniture, fixtures and equipment. Landlord shall use reasonable efforts to coordinate such entry with Tenant and shall use reasonable efforts to provide Tenant, as early as is reasonably practicable, with a range of estimated dates (which range shall be given approximately fifteen (15) to twenty-eight (28) days prior to the estimated date of availability) for the targeted availability of the Premises (on a “space ready” and floor by floor basis) so that Tenant may order furniture, fixtures and equipment in a timely fashion, provided that Landlord shall have no liability for failure to provide Tenant with such range of estimated dates.

8.3.3 Tenant’s Work. Tenant’s Work shall be installed in a manner that conforms with the Premises Contractor’s and/or subcontractor’s schedule for completion of the Tenant Improvements. Tenant’s Work shall be handled in such a manner as to maintain harmonious labor relations and as not to interfere with or delay construction of the TI Work or other Landlord work for other tenants in the Building. Consistent with the provisions of this Section, Tenant’s Work may be done in the Premises at any time, 24 hours a day, 7 days a week, and Tenant and its agents performing Tenant’s Work shall have access to the Premises at any time; provided that work that generates noise at a level reasonably determined by Landlord to be prohibited by its rules shall only be performed during the period between 7:00 AM through 7:00 PM. No portion of the TI Work shall be dependent upon completion of any Tenant’s Work and the TI Work shall have priority over any Tenant’s Work; provided Landlord shall cause the Premises Contractor to use commercially reasonable efforts (which shall not include increased costs or liability to Landlord) to cooperate with Tenant so as to allow completion of Tenant’s Work in a timely and efficient manner without unreasonable delay or additional material cost. The contractors, subcontractors and materialmen performing Tenant’s Work shall be subject to prior reasonable approval by Landlord and shall be subject to the reasonable administrative supervision of Landlord and reasonable and customary non-discriminatory rules of the site. In no event will a decision not to use non-union contractors if the Building or Building is a union site be discriminatory. Contractors, subcontractors and materialmen performing Tenant’s Work shall take all necessary steps to insure, so far as may be possible, the progress of the work without interruption on account of strikes, work stoppage or similar causes for delay. In the event that the contractors or subcontractors performing Tenant’s Work do not promptly cause any pickets to be withdrawn and all other disruptions to the operations of the Building promptly to cease, or in the event that Landlord notifies Tenant that Landlord has in good faith concluded that picketing or other disruptive activities are an imminent threat, Tenant shall immediately cause the withdrawal from the job of all its contractors, subcontractors or materialmen involved in the dispute. Any delay caused to the Premises Contractor attributable to Tenant’s Work shall constitute Tenant Delay (as defined in Section 9 below) and in addition to the obligations set forth elsewhere herein, Tenant shall be obligated to pay all cost and expense incurred by Landlord in connection therewith, including lost rental income. No portion of Tenant’s Work shall be taken into account in determining whether or not the Premises are Substantially Complete.

8.4 Reasonable Cooperation of the Parties. Landlord and Tenant shall each proceed with due diligence and in good faith to complete such matters as require action or approval on the part of Landlord and Tenant during the course of construction anticipated under this Workletter; and Landlord and Tenant agree to promptly and diligently respond to all questions and concerns raised by architects, engineers and other Consultants. Tenant and Landlord shall each endeavor to respond to submissions from Architect promptly, but in no event later than as required by Paragraph 5 of this Workletter, on an on-going basis in order that revisions required by Tenant, Landlord or applicable governmental agencies, can be promptly completed. From the date of the Lease until Substantial Completion, Landlord shall use good faith efforts to keep Tenant apprised of the progress of the Tenant Improvements construction and alert Tenant to possible changes required, delays anticipated, costs being incurred and all related matters. If either party disapproves, objects to or requires a change to any matter in any of the documents for which that party’s approval is required, which matter in any such document: (a) was earlier approved by that party, or (b) is consistent with the earlier approved Building Plans or Working Drawings, then any delays resulting from such disapproval or objection shall constitute a Landlord delay or Tenant Delay, as the case may be.

8.5 Landlord Liability. Tenant agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed upon or installed in the Premises prior to the Actual Commencement Date, the same being Tenant’s sole risk, and Tenant shall be liable for all injury, loss or damage to persons or property arising as a result of such entry into the Premises by Tenant or its Representatives.

9. Premises Construction: Tenant Modifications.

9.1 Discretionary Changes. If Tenant desires to change or revise the Tenant Improvements specified by the approved Working Drawings (a “Discretionary Change”), then Tenant shall submit such Discretionary Change in writing for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed and such request shall be accompanied by plans, specifications and details as may be required to fully identify and quantify such Discretionary Changes. Landlord shall not be required to approve any modifications if, in Landlord’s judgment such modification would have an adverse impact on the Base Building, including the structural, mechanical, electrical, life safety or HVAC systems in the Building. Landlord shall notify Tenant in writing (an “Approval Notice”) whether it will approve the requested Discretionary Change within five (5) Business Days after the date Landlord receives Tenant’s request; provided, however, that Landlord’s response time will be extended by any need to obtain information or estimates from the Premises Contractor or any subcontractor as to time or cost for the proposed Discretionary Changes. If the Discretionary Change is requested less than five (5) Business Days before that portion of TI Work is scheduled to begin, Landlord shall make a reasonable effort to expedite its response but in no event shall Landlord be liable for failure to expedite its response. If Landlord approves such Discretionary Changes, then Tenant will provide Landlord with revised Working Drawings incorporating the Discretionary Changes within three (3) Business Days. If Tenant’s request will increase the cost of construction or will cause a delay in completing the construction, Landlord’s Approval Notice shall include Landlord’s good faith estimate of the amount of delay it will cause and/or the increased costs associated with the Discretionary Change, included Landlord’s lost rent attributable to such delay. Upon receipt of an Approval Notice, if Tenant still wishes the Discretionary Change to be made, Tenant shall so notify Landlord in writing within five (5) Business Days thereafter whereupon Landlord shall execute a change order directing the Premises Contractor to make the approved Discretionary Changes. If the reasonably estimated cost of a Discretionary Change results in Costs of TI Work that exceed the Tenant’s Allowance, then the cost of such Discretionary Change shall be deposited with Landlord. If Tenant does not respond and deposit the cost of the Discretionary Change within five (5) Business Days then Tenant shall be deemed to have withdrawn its request. If, incident to a requested change to the Working Drawings or TI Work, Landlord stops work pending resolution of whether Tenant finally approves or disapproves the additional costs or delay of a proposed Discretionary Change, then whether or not Tenant ultimately approves or disapproves the proposed Discretionary Change and its additional cost and delays, any delay resulting from work stoppage will constitute a Tenant Delay. Tenant shall be responsible for any costs incurred by Landlord, Consultants or the Premises Contractor to prepare a proposed change order, even if Tenant subsequently rejects the change order. Tenant shall be responsible for all costs of any kind resulting from delay in the completion of the Premises due to modification of the Working Drawings even if the costs are not included in Landlord’s good faith estimate as set forth in the Approval Notice. The actual cost of any approved Discretionary Changes shall be paid by Tenant to Landlord, unless the Tenant’s Allowance is sufficient to pay the cost of such change; provided, however, that any fees due to Architect for changes or revisions to the Working Drawings pursuant to a Discretionary Change shall be deemed Additional Architect’s Fees and be paid by Tenant and not by Tenant’s Allowance.

9.2 Mandatory Changes. Tenant (at Tenant’s cost) shall cause the Architect to modify the Working Drawings to include any changes required within the Premises by any applicable government authority during the permitting and construction process of the Tenant Improvements (“Mandatory Changes”), and such Mandatory Changes shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. During the course of construction, Landlord shall be authorized to make any Mandatory Changes to the Tenant Improvements and such costs shall be included in the Costs of the TI Work, to the extent an estimate of such cost was provided to Tenant for its review prior to its being incurred. All such proposed Mandatory Changes shall be presented to Tenant as soon as reasonably possible. Any changes required to the Base Building by any applicable government authority that do not arise from the design or construction of the Tenant Improvements are not Mandatory Changes, and shall be at Landlord’s sole cost and shall not be paid from the Tenant’s Allowance. To the extent such changes to the Base Building require changes to the Working Drawings or Tenant Improvements, Landlord shall pay the cost of revisions and changes to the Working Drawings and Tenant Improvements caused solely by such changes required to the Base Building.

9.3 Change Administration. Except to the extent of ongoing minor “field changes” by the Premises Contractor at the time of construction, any material Discretionary Change or Mandatory Change (collectively “Change”) to Tenant Improvements must be authorized in writing by Tenant and Landlord, on one or more forms to be prepared by the Premises Contractor and approved by Landlord and Tenant. Landlord agrees to update Tenant or the Tenant TI Consultant with respect to the occurrence of minor “field changes” in the ordinary course during the weekly construction meetings. Landlord shall issue written notice to Tenant as soon as reasonably possible after Landlord becomes aware of the need for a material change in the Working Drawings or Tenant Improvements (including without limitation any Mandatory Change), and Tenant shall approve or reject any such material change identified by Landlord promptly, and Tenant acknowledges that its approval may require decisions to be made immediately during the course of construction. Tenant shall be deemed to have approved the proposed material change (including without limitation any Mandatory Changes), unless Tenant disapproves such changes in writing within twenty four (24) hours after presentation to Tenant when Landlord so requests as part of the notice of such change. If Tenant does not respond promptly (within 24 hours) to a requested material change (including without limitation any Mandatory Changes) from Landlord, then Landlord may direct the Premises Contractor to delay that portion of construction and any delay shall be a Tenant Delay. Any costs of changes (including without limitation any Mandatory Changes) associated with Tenant Delay shall be included in the Costs of the TI Work and shall be paid by Tenant to Landlord, unless the Tenant’s Allowance is sufficient to pay the cost of such Change.

9.4 Tenant Delays. Tenant shall be responsible for, and shall pay to Landlord, any and all costs and expenses incurred by Landlord in connection with any delay in the commencement or completion of any Tenant Improvements and any increase in the cost of Tenant Improvements caused by (i) Tenant’s failure to submit information to the Architect or approve Working Drawings, the Premises Contract, the Final Cost Estimate, or cost estimates for Changes within the time periods required herein or to provide any other response or information within the time periods required herein, (ii) any delays (other than a Force Majeure) in obtaining any items or materials constituting part of the Tenant Improvements requested by Tenant that are not Building Standard, including, but not limited to, the Special Tenant Improvements, (iii) any Changes which in the aggregate reasonably cause Substantial Completion to occur after the Scheduled Commencement Date, (iv) Tenant’s failure to make any payment within the time period specified herein, (v) any delays caused by Tenant or Tenant’s contractors accessing the Premises prior to Substantial Completion pursuant to installation of Tenant’s Work and other items described in Section 8.3 of this Workletter, or (vi) any other delay requested or caused solely by Tenant (collectively “Tenant Delay”). Notwithstanding anything to the contrary in this Section 9.4, Tenant’s failure to submit information to the Architect or approve Working Drawings, the Premises Contract, or the Final Cost Estimate within the time periods required in Sections 5.2 or 7.1 of this Workletter or to provide any other response or information within the time periods required in Sections 5.2 or 7.1 of this Workletter shall not constitute a default under the Lease and shall not result in Tenant being responsible for costs and expenses incurred by Landlord with respect to related delays in the commencement or completion of Tenant Improvements; provided, however, that the Scheduled Commencement Date shall be extended by one (1) day for each such day of Tenant Delay.

9.5 Landlord Delays. In the event Landlord fails to submit information to the Architect or approve the Working Drawings, the Premises Contract, or the Final Cost Estimate within the time periods required in Sections 5.2 or 7.1 of this Workletter or to provide any other response or information within the time periods required in Sections 5.2 or 7.1 of this Workletter (a “Landlord Delay”), a Landlord Delay shall not constitute a default under the Lease; provided, however, that the July 31, 2009 deadline related to Landlord’s obligation to reimburse Tenant for 50% of the excess over 100% of the base rent required to be paid by Tenant as holdover base rent set forth in Section 3 of the Lease shall be extended by one (1) day for each day of Landlord Delay.

10. Substantial Completion; Audit of Contractor.

10.1 Substantial Completion and Punch List. Landlord shall give Tenant written notice of its intent to deliver possession of the Premises (“Notice of Tender”) to Tenant with the Tenant Improvements Substantially Completed not less than ten (10) days prior to delivery of such possession. The parties agree to coordinate and conduct with the Architect a walk-through inspection of the Premises (“Punch List Inspection”) and jointly prepare a “punch list” of agreed items of construction remaining that have not been, but should have been, finished or furnished prior to such date or which do not conform to the Working Drawings no earlier than two (2) days prior to Landlord’s estimated date of Substantial Completion and no later than Landlord’s proposed delivery date as set forth in the Notice of Tender. If Tenant reasonably determines during the Punch List Inspection that the Tenant Improvements are not Substantially Complete, Tenant will give a written notice of non-completion to Landlord prior to the proposed delivery date, which notice will describe the reasons for Tenant’s determination. In such event, Landlord will then promptly complete any such deficiencies and deliver the Premises to Tenant. Notwithstanding the foregoing, if (i) the elements of the definition of Substantial Completion in this Workletter have been accomplished, as evidenced by the Architect’s certificate of Substantial Completion, or (ii) Tenant fails to timely be available and cause the Architect to be available to conduct the Punch List Inspection as required by Paragraph 10.1, then the Tenant Improvements shall be deemed Substantially Complete, subject to any punch list items. Landlord shall complete the items set forth in the punch list as soon as reasonably possible. Tenant shall cooperate with and accommodate Landlord and its workers in completing the items on the punch list. The costs thereof shall be included in the Costs of the TI Work and guaranteed maximum price under the Premises Contract. The existence of minor punch list items shall not postpone the Actual Commencement Date of the Lease or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord. Landlord agrees to complete all punch list items which are Landlord’s or the Premises Contractor’s responsibility within forty five (45) days after receiving the punch list (or longer if reasonably necessary so long as Landlord and Premises Contractor are pursuing completion diligently and continuously through completion.) Landlord’s and Tenant’s obligations to achieve Substantial Completion by any particular date and the parties obligations generally shall be subject to any events of Force Majeure, as defined in Section 24(c) of the Lease.

10.2 As-Built Plans. Landlord shall cause the Premises Contractor to work with the Architect, and Tenant shall cause the Architect to deliver to Landlord and/or Landlord’s representative and Tenant and/or Tenant’s representative a complete set of CAD plans and specifications reflecting the actual conditions of the Tenant Improvements as constructed in the Premises (“As-Built Drawings”) no later than sixty (60) days after the Substantial Completion of the TI Work. Tenant shall include in the contract with Architect a provision requiring the As-Built Drawings as part of the Architect’s Fees.

10.3 Audit of Premises Contractor. The Premises Contract shall provide that Landlord and Tenant shall each have an independent right, within a reasonable period of time following Substantial Completion of the Premises, to conduct an audit of the books and records of the Premises Contractor to confirm the costs actually incurred with respect to the construction of the Tenant Improvements and similar matters under the Premises Contract. The results of the audit shall be made available to both Landlord and Tenant. The party requesting the audit of the books and records of the Premises Contractor shall be responsible for the costs of such audit and any dispute resolution proceeding relating thereto (subject to the terms of the separate written agreement between the Premises Contractor and Landlord, which Landlord shall use its best efforts to cause to be included therein conditions under which the Premises Contractor shall be responsible for such costs). If Tenant requests an audit Tenant shall promptly conduct the audit (and Landlord shall facilitate, as reasonably necessary) with the Premises Contractor at Tenant’s cost, and subject to reimbursement from the Premises Contractor as may be provided in the Premises Contract. Tenant shall be responsible for and entitled to any adjustments to the Cost of the TI Work that may be made by reason of such audit.

10.4 Delivery of Premises. Upon Substantial Completion of the Tenant Improvements, Landlord shall deliver possession of the Premises to Tenant. If Landlord has not Substantially Completed the Tenant Improvements and tendered possession of the Premises to Tenant on or before the Scheduled Commencement Date specified in the Basic Lease Information and Section 3 of the Lease, or if Landlord is unable for any other reason to deliver possession of the Premises to Tenant on or before such date, then except as provided in Section 3 of the Lease and this Paragraph, neither Landlord nor its representatives shall be liable to Tenant for any damage resulting from the delay in completing such construction obligations and/or delivering possession to Tenant and the Lease shall remain in full force and effect unless and until it is terminated under the express provisions of this Paragraph. If any delays in Substantially Completing the Tenant Improvements are attributable to Tenant Delays, then the Premises shall be deemed to have been Substantially Completed and delivered to Tenant on the date on which Landlord could have Substantially Completed the Premises and tendered the Premises to Tenant but for such Tenant Delays. If one or more Tenant Delays, in the aggregate, constitute a delay of fifteen (15) days or more in the date of Substantial Completion, then the premium payable by Landlord under Section 3 of the Lease shall be null and void.

Notwithstanding the foregoing, in the event that Landlord has not delivered possession of the Premises to Tenant on or before the date that is six (6) months after the Scheduled Commencement Date, either party, by written notice to the other party given within ten (10) days after the expiration of such six (6) month period, may terminate this Lease without any liability to the other party; provided, however, that if the delay in the Scheduled Commencement Date is caused by delays of the type described in Section 24(c) – Force Majeure of the Lease or a Tenant Delay, and if Tenant elects to terminate as provided above, then Tenant shall reimburse Landlord, as a condition of such termination, within thirty (30) days after receipt of notification from Landlord of the amounts due, for any amounts expended by Landlord for the construction and installation of the Tenant Improvements. Tenant’s reimbursement obligation shall survive the termination of this Lease. If Tenant fails to perform any of Tenant’s obligations under this Workletter within the time periods specified herein, Landlord may, in lieu of terminating the Lease under the foregoing provisions, treat such failure of performance as an Event of Default under the Lease.

11. Tenant’s Allowance. Landlord shall provide the Tenant’s Allowance toward the payment of the Costs of TI Work. The parties agree that the Tenant’s Allowance is intended to add permanent value to the Premises and Building and assist Tenant in reducing its out of pocket construction costs for the Tenant Improvements on leasehold improvements. Tenant desires to have, and Landlord agrees to provide reasonable assurance that the Landlord has or will have on or before July 20, 2009 available funds sufficient to pay the Tenant’s Allowance as it may be supplemented by the Additional Allowance. On or before July 20, 2009, Landlord shall provide written evidence reasonably satisfactory to Tenant that such funds are readily available and Landlord will use such funds to meet its obligations hereunder (“Landlord Assurance of Funds”). If Landlord’s Assurance of Funds is not provided on or before July 20, 2009 and the Actual Commencement Date is delayed beyond the Scheduled Commencement Date under the Lease due all or in part to Landlord’s failure to meet its payment obligations hereunder with respect to the Tenant’s Allowance or Additional Allowance or with respect to the Premises Contractor, Architect or other applicable parties, then Landlord agrees to pay all of the 50% premium above base rent (the “Base Rent Premium”) due as holdover rent payable by Tenant to its existing landlord under its lease at Mendota Heights, Minnesota beginning December 1, 2009 and continuing until the Actual Commencement Date, provided that Tenant gives substantiating documentation of any such holdover rent to Landlord as is reasonably acceptable to Landlord, and further provided that the amount of Base Rent Premium payable by Landlord under this Section shall be reduced prorata by the percentage the number of days of delay in the Actual Commencement Date due to, or caused all or in part by Force Majeure or Tenant Delays, bear to the total number of days of delay in the Actual Commencement Date. Landlord’s obligation to pay the Base Rent Premium under this Section will not include any obligation to pay additional rent under the Tenant’s existing lease at Mendota Heights, Minnesota.

12. Tenant Payments of Additional TI Costs. Landlord shall make progress payments for the Costs of the TI Work from the Tenant’s Allowance from time to time as the Tenant Improvements are constructed until the Tenant’s Allowance is exhausted. Thereafter, Tenant shall pay the Additional TI Costs by checks to Landlord, and Landlord shall disburse such funds appropriately. Each payment of Additional TI Costs required under the Premises Contract shall be made within ten (10) Business Days after Landlord’s submittal to Tenant of a request for payment specifying the amount due. Tenant shall indemnify and hold Landlord harmless from any consequence of Tenant’s failure to timely pay Additional TI Costs. Landlord shall indemnify and hold Tenant harmless from any consequence of Landlord’s failure to timely pay Additional TI Costs for Costs of the TI Work to the Premises Contractor and other applicable parties and to obtain appropriate lien releases, to the extent such failure is not due to Tenant’s failure to timely pay Additional TI Costs to Landlord.

12.1 Manner of Payment. During the construction of the Tenant Improvements, Landlord shall make the payments required under the Premises Contract directly to the Premises Contractor or other applicable payee as and when due under the Premises Contract.

12.2 Requests for Payment Documents. If the Final Costs Estimate exceeds the Tenant’s Allowance, or at the time Additional TI Costs become due, Landlord shall promptly provide to the Tenant TI Consultant legible copies of applicable statements and invoices received from the Premises Contractor during the weekly meetings conducted during the progress of the TI Work, and such other documents are as set forth below in Paragraph 12.3 or as may be mutually agreed by the parties, and Landlord shall also provide the Tenant TI Consultant with copies of bills and similar documentation that support payments of the Costs of the TI Work. All changes in the Costs of the TI Work as reflected in the Final Cost Estimate shall be explained in writing to Tenant or the Tenant TI Consultant. Any such increases that are reasonable and supported by Changes or that were otherwise approved by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed) shall be included in the Costs of TI Work. Landlord and Tenant shall use their best efforts to cooperate, and cause their agents and Consultants to cooperate, in the administration of the TI Work and payment of the Costs of the TI Work using an “open book” approach with one another so as to maximize the probability of Substantial Completion by the Scheduled Commencement Date with the Costs of the TI Work being at or under the Final Costs Estimate.

12.3 Mandatory Payment Documents for Additional TI Costs. Prior to requesting any amount from Tenant to pay Additional TI Costs, the following documents must be presented by Landlord in a form reasonably acceptable to Tenant: (i) AIA Document G702 Change Order with AIA Document G703 Continuation Sheet or similar form approved by Landlord and signed by both the Architect and the Premises Contractor for the Tenant Improvements, as the case may be (provided that no such document shall be required if the Additional TI Costs are consistent with the approved Final Costs Estimate); (ii) summary sheet summarizing the entire anticipated Costs of the TI Work (consistent with the Premises Contract plus approved Change orders) and the amount paid thus far; and (iii) monthly billing statement from the Premises Contractor with an attached schedule of values and reasonable backup documentation sufficient to support the claim. The Landlord agrees to include in the Premises Contract a provision that if the Premises Contractor has a claim for extension of time or more money under the Premises Contract, notice of such claim shall be given contemporaneously to Tenant. If the Premises Contractor makes such a claim, then it shall provide notice of such claim to Tenant and provide the supporting documentation for such claim in reasonable detail. In addition, if the foregoing documentation has not been available to Tenant for its review under this Paragraph when Additional TI Costs start to become due, Landlord will work with Tenant to provide such information as Tenant reasonably requires to verify the Costs of the TI Work incurred to that point and the amounts paid under the Premises Contract prior to being obligated to pay any Additional TI Costs

12.4 Determination of Final, Actual Costs of Tenant Improvements. Upon completion of the TI Work and Substantial Completion of the Tenant Improvements, if the Costs of TI Work are greater than the Tenant’s Allowance, then not later than one hundred twenty (120) days after Substantial Completion, Landlord shall submit to Tenant an itemized, detailed statement of actually incurred Costs of the TI Work with reasonable supporting documentation consistent with an “open book” approach being taken under this Workletter. If there are disputes pending at this time, any costs attributable to items Landlord disputes must be submitted to Tenant within ten (10) days following resolution of such dispute.

13. Designation of Construction Representatives. Tenant hereby designates Bill Howard as its representative in connection with the design and construction of the Tenant Improvements and Landlord shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant. Landlord hereby appoints Nan Hynes to act on its behalf and represent its interests with respect to all matters requiring Landlord action in this Workletter and Tenant shall be entitled to rely upon the decisions and agreements made by any of such representatives as binding upon Landlord. Each party hereby expressly recognizes and agrees that no other person claiming to act on behalf of the other party is authorized to do so. The parties may change the identity of their representatives by notice in writing to each other. All inquiries, requests, instructions, authorizations, and other communications under this Workletter may be made by the parties to the other party’s representative, and any approvals to be given by a party under this Workletter may be given by that party’s representative. Landlord and Tenant shall each be entitled to rely upon the decisions and agreements made by the other party’s representative with respect to matters covered by this Workletter as binding upon it but neither party’s representative shall have any authority to amend or modify the terms of the Lease (including this Workletter) or to act with respect to any matters except those expressly covered by this Workletter. No consent, authorization or other action shall bind Landlord or Tenant unless in writing and signed by one of the aforementioned persons. If Landlord or Tenant complies with any request or direction presented to it by anyone else claiming to act on behalf of the other party, such compliance shall be at Landlord’s or Tenant’s sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Workletter and the other party shall have the right to enforce compliance with this Workletter without suffering any waiver, dilution or mitigation of any of its rights hereunder. Landlord shall have the right to observe the construction of the Tenant’s Work. Tenant shall, subject to the site rules and regulations and any insurance requirements of Landlord, have the right to observe the construction of the TI Work when accompanied by a representative of Landlord. Tenant and Landlord shall participate in weekly construction meetings with the Premises Contractor and active subcontractors, and both parties shall have the right to attend any additional construction meetings scheduled to address any particular concerns during the construction process. Each party shall cause its architects, engineers and contractors to cooperate fully and promptly with each other as and when deemed necessary by such party in its good faith determination in the course of construction of the Tenant Improvements and Tenant’s Work. If completion of the Tenant’s Work interferes with the construction of the TI Work and Tenant fails to comply with Landlord’s requests for cooperation then Landlord may require Tenant to cease work in the Premises.

14. Intentionally Omitted.

15. Changes to Base Building or Working Drawings that Affect the Other. Landlord and Tenant shall each be entitled to rely on the condition of the Base Building “as is” on the date of the Lease as reflected in the Building Plans, and on the condition of the Premises “as is” on the date of the Lease as reflected in the Building Plans as verified and amended by the Architect for work to be done by Landlord or Tenant. If (a) Landlord is required to modify the Base Building due to changes in the Working Drawings initiated by Tenant after approval by both parties of the Working Drawings, or (b) Tenant is required to modify the Working Drawings or the Tenant Improvements due to changes in the Base Building initiated by Landlord (provided such changes are not made to accommodate Tenant) after approval by both parties of the Working Drawings, then Landlord or Tenant, as the case may be, shall reimburse the other for the actual, out-of-pocket cost of revising the Working Drawings and Tenant Improvements, or Base Building (as the case may be) to accommodate such changes after approval of the final Working Drawings and commencement of the TI Work. In addition, if Landlord changes the Base Building after Tenant submits the Working Drawings to Landlord for approval (provided that such changes are not made to accommodate Tenant) and Tenant is required to change the Working Drawings to comply with Landlord’s changes to the Base Building, then the dates by which actions are to be taken by Tenant may be extended for such reasonable period of time (not to exceed ten (10) Business Days) as is necessary for Tenant to modify the Working Drawings to conform to the changes to the Base Building; provided, however, that the dates shall not be extended unless Tenant notifies Landlord, within two (2) Business Days after Tenant receives notice of the changes, of the number of days Tenant will need to make such revisions. Notwithstanding the foregoing, if any delay is made up in any later period, then subsequent deadlines shall not be extended. If any deadline would end on a day other than a Business Day, then the deadline shall be extended to the next Business Day.

16. Warranties. Landlord shall obtain from the Premises Contractor, and all other contractors and suppliers providing design services, material, labor or equipment in the construction of the Tenant Improvements such warranties as Landlord deems to be commercially necessary or desirable for their respective materials, labor or equipment. With respect to the Tenant Improvements as described in Schedule D-2 attached hereto, Landlord shall use good faith, commercially reasonable efforts to obtain at least a twelve (12) month warranty of the TI Work from the Premises Contractor (and Trade Subcontractors with respect to their work) consistent with the terms described in this Section 16. All such warranties shall be in writing, shall run to Landlord and Tenant to the extent of Tenant’s interest, and shall be assignable by Landlord in the event of any sale of the Building. If any defect exists in the Tenant Improvements that is covered by an express or implied warranty obtained by Landlord, then Landlord shall seek to enforce such warranties in accordance with their terms for the benefit of the Landlord and the Tenant, as their interests may appear. To the extent permitted by law and by the warranty to be assigned, Landlord hereby assigns all warranties with respect to workmanship and materials supplied in connection with the Tenant Improvements to Tenant (in common with Landlord) and Tenant may enforce any warranties on the Tenant Improvements if Landlord fails to do so after notice from Tenant.

17. Insurance. Landlord shall require that the Premises Contractor, its subcontractors and their agents performing TI Work to maintain commercial general liability insurance in an amount of not less than Three Million Dollars ($3,000,000.00) on a combined single limit basis and all worker’s compensation insurance required by law. Landlord and Tenant shall maintain the insurance required of each under the Lease. Tenant shall require its contractors, subcontractors and their agents performing Tenant’s Work to maintain insurance pursuant to the terms of Section 8(c) of the Lease. Landlord and Tenant shall require their respective contractors, subcontractors and their agents to provide them certificates of insurance evidencing the same prior to entering the Premises, and waivers of subrogation. Within five (5) Business Days of a written request, Landlord and Tenant shall each provide the other with copies of the certificates of insurance evidencing the coverages required in this Section 17 and evidence of waiver of subrogation from their respective contractors, subcontractors and their agents.

18. Notices. Notwithstanding anything in the Lease to the contrary, and for this Agreement only, wherever in this Workletter a notice is required to be given, such notice shall be in writing and shall be personally delivered or mailed by registered or certified mail, or by a nationally recognized overnight courier service (e.g., Federal Express), or by confirmed e-mail, to the address of Landlord and Tenant set forth below. Any notices mailed to such party bearing the proper address and adequate postage for delivery shall be deemed effective upon (i) receipt, (ii) deposit in the U.S. mail, or (iii) acceptance or refusal of delivery by courier or confirmed email, as the case may be.

If to Landlord:	If to Tenant:
Nan Hynes NEA Galtier, LLC 380 Jackson Street, Suite 223 St. Paul, MN 55101 Email: nhynes@neaexchnage.com	Cray Inc. Bill Howard 900 Lowater Road Chippewa Falls, WI 54729 Email: bhoward@cray.com

19. Binding Effect. Except as otherwise stated herein, this Workletter shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

20. Entire Agreement. This Workletter, together with the schedules to the Workletter, the Lease and the other exhibits to the Lease, constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended or waived only in writing signed by both parties. To the extent any of the terms or conditions of this Workletter conflict with any of the terms or conditions of the Lease, this Workletter shall control.

21. Relationship of Parties. Landlord is an independent contractor with respect to Tenant. Landlord shall have no authority to bind Tenant except as expressly provided in this Workletter. Landlord and Tenant shall not be construed as joint venturers or general partners, and neither shall have the power to bind or obligate the other party except as set forth in this Workletter. Nothing herein shall be construed as reserving to Tenant the right to control Landlord’s business.

22. Attorneys’ Fees. If either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Workletter, the prevailing party (as determined by the court, arbitrator, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees and expenses as actually incurred (including without limitation, reasonable attorneys’ fees and expenses incurred in appellate proceedings, or in any action or participation in, or in connection with any case or proceeding under the Bankruptcy Code).

23. Neutral Authorship. In connection with the execution and delivery hereof, each party has been represented by counsel. Each of the provisions of this Workletter has been reviewed and negotiated, and represents the combined work product of both parties. No presumption or other rules of construction which would interpret the provisions of this Workletter in favor of or against the party preparing the same shall be applicable in connection with the construction or interpretation of any of the provisions of this Workletter.
24. No Waiver or Prejudice. Except as herein expressly provided, no waiver by a party of any breach of this Workletter shall be deemed to be a waiver of any other breach by such party. No failure or delay by a party to exercise any right it may have by reason of the default of the other shall operate as a waiver of such default or result in the modification of this Workletter.

25. Assignment. During any period of construction of Tenant Improvements hereunder, including the completion of punch-list items and obtaining issuance of a certificate of occupancy, the obligations of Landlord and Tenant hereunder may not be assigned, except in connection with a permitted assignment by Landlord or Tenant of the Lease, or unless the consent of the other party is obtained, which consent shall not be unreasonably withheld, conditioned or delayed. The parties’ respective rights and obligations hereunder shall be assigned in connection with any permitted assignment by such party of the Lease. In the event of such assignment, the assignor shall remain liable for its obligations under this Workletter subject to release in the same manner as that party may be released under the Lease.

26. Schedules. The Schedules hereto are made a part of and incorporated into this Workletter and are as follows:

D-1 D-2 D-3 D-4 D-5 D-6
Diagram of As Built Condition of the Premises and Base Building
Space Plan and Scope of TI Work Outline
[RESERVED]
Description of Special Tenant Improvements
Projected Schedule for Completion of TI Work
Itemized Description of Working Drawings

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SCHEDULE D-1

“AS-BUILT” CONDITION OF THE PREMISES AND BASE BUILDING

The Building Plans reflecting the “as built” condition of the Base Building are the following CAD backgrounds and descriptions:

1) PLATE1.dwg and PLATE2.dwg delivered to Architect by Landlord on May 7, 2009

2) Galtier—Plaza—PLATE2.dwg and Galtier—Plaza—PLATE3.dwg delivered to Architect by Landlord on May 21, 2009

The following Building Plans were field verified and amended by the Architect after being received by the Architect to conform them to the “as built” conditions, but only within the boundaries of the Premises and thus are part of the Building Plans of the Premises:

a) PLATE2.dwg delivered to Architect by Landlord on May 7, 2009

b) Galtier—Plaza—PLATE2.dwg delivered to Architect by Landlord on May 21, 2009

SCHEDULE D-2

SPACE PLANS AND SCOPE OF TI WORK OUTLINE

(Pages 1 – 5 are not attached)

SCHEDULE D-3

[RESERVED]

SCHEDULE D-4

DESCRIPTION OF SPECIAL TENANT IMPROVEMENTS

(contains specifications for power and HVAC needed for Server Room, and other spaces requiring more than “standard” services or structural, mechanical or electrical engineering)

The following is a list of special tenant improvements and equipment to be used in the Premises. The installation and use of the following throughout the Lease Term is expressly consented to by Landlord:

LOCATION	POWER REQUIREMENTS	COOLING REQUIREMENTS

Server Room Server Racks 1 SAN 4 Network Racks UPS	208 volt, 20A, 3ph (L21-20) 2 per rack 208 volt, 30A, 1ph (L6-30) 4 per rack 208 volt, 20A, 3ph (L21-20) 2 total 208 volt, 20A, 1ph (L6-20) 4 total	13 Tons - 7days/week x 24 hours/day
IDF Room UPS (Cray will supply)	208 volt, 30A, 1ph (L6-30) 1 per IDF	Building Cooling-7days/wk x 24 hrs/day
S/W Development Lab Single Slot Tester Dual Slot Tester	240 volt, 30A, 1ph 1 total 240 volt, 30A, 1ph (L5-30) 2 total	5 Tons — 7days/week x 24 hours/day

SCHEDULE D-5

PROJECTED SCHEDULE FOR COMPLETION OF TI WORK

(Cray construction schedule is not attached)

SCHEDULE D-6

ITEMIZED DESCRIPTION OF WORKING DRAWINGS

Working Drawings as used in this Exhibit D means all plans, specifications and drawings necessary to construct the Tenant Improvements, which shall include all construction documents, final plans and specifications ready for construction, and mechanical, electrical, and plumbing drawings necessary to construct the Tenant Improvements, all as determined to be mutually acceptable to Landlord and Tenant , and which shall be based upon and, where inconsistent, supersede the Space Plan and Scope of TI Work Outline attached as Schedule D-2 to this Exhibit D. The Working Drawings shall include the following elements:

i.	Cover Sheet: Sheet containing project contacts, drawing index, code information, legal description, vicinity map, general notes and exiting plan(s).

ii.	Floor plans: Fully dimensioned floor plans with partition layout, door and relite call-outs, electrical and data/com placements, plumbing locations, occupancy load information, drawing legend and special call-outs for HVAC and structural information as required.

iii.	Reflected ceiling plan: Ceiling plan with lighting layout, light switch locations, dimensioned ceiling cloud information, and fixture schedule. Lighting energy calculations are not required for the architectural set and shall be included in the electrical plans.

iv.	Finish placement plan: Floor plan showing call-outs for all room finishes, room finish schedule and special notes required for handling, installation and/or cleaning of specific products as required.

v.	Furniture placement plan: Furniture placement plan as coordinated with tenant’s furniture vendor. Critical electrical floor poke throughs and feeds to be identified in the drawings.

vi.	Casework: Elevations, sections and details for all built-in casework

vii.	Doors: Door elevations, details and hardware schedules for all doors, frames, relites and special openings.

viii.	Details: Miscellaneous wall sections, ceiling bracing details and other drawings required to illustrate the construction of the project.

ix.	Outline specifications: Specifications shall include the scope of work outline for tenant improvements, instructions to bidders and special conditions incorporating the AIA standard form of general conditions.

x.	Structural: Drawings shall be prepared by the Landlord’s structural engineer, as needed, indicating the extent of structural modifications for the Tenant Improvements.

xi.	Mechanical: Drawings shall be prepared through the Landlord’s mechanical subcontractor indicating, at a minimum, performance criteria for building systems, and occupancy and equipment loads for all areas. Landlord and Tenant shall cooperate in facilitating the preparation of such drawings by a mechanical engineer through Landlord’s mechanical subcontractor for the Project as amended from time to time, indicating plumbing and HVAC requirements clearly indicating all waste, vent and water requirements, locations and connections to stud-outs located at the Building core, and clearly indicating the basic system, modifications to the basic system, if required, including any special cooling or stand-alone system, special ventilation systems, and supply air diffusers, return air grilles and space temperature sensors required due to the Tenant Improvements, and particularly those requirements called out in Schedule D-4 to this Exhibit D. Shop drawings and submittals are required for the Landlord review/record. As-built drawings required for all construction and MEP/FP in ACAD format compatible with Landlord software.

xii.	Electrical: Drawings shall be prepared through the Landlord’s electrical subcontractor indicating, at a minimum, performance criteria for building systems, and electrical equipment loads for all areas for use by electrical contractors. Landlord and Tenant shall cooperate in facilitating the preparation of such drawings prepared an electrical engineer through Landlord’s electrical subcontractor for the Project as amended from time to time, indicating circuiting, panels and electrical load capacities at the electrical closets on each floor in the Premises required by Tenant, modifications to the building systems, requirements and connection of back-up power and uninterruptible power services (UPS).

Landlord and Tenant shall sign the Working Drawings indicating their approval thereof. The Working Drawings shall be prepared using the CAD system.

EXHIBIT E

TENANT ESTOPPEL CERTIFICATE

AND MUTUAL RECOGNITION AGREEMENT

THIS AGREEMENT is entered into as of             , 2009, among CRAY INC., a Washington corporation (“Tenant”), NEA Galtier, LLC, a Delaware limited liability company (“Landlord”), and Greenwich Capital Financial Products, Inc., a Delaware corporation (“Lender”), whose address for notice is 600 Steamboat Road, Greenwich, Connecticut 06830.

RECITALS

A. Tenant is the lessee and Landlord is the lessor under the “Lease” as more particularly described below, pertaining to premises located at or about the following address: 380 Jackson Street, St. Paul, Minnesota 55101.

B. Lender intends to make (or has made) a loan to be secured (or that is secured) by a mortgage, deed of trust, or deed to secure debt from Landlord for the benefit of Lender (the “Mortgage”) encumbering the real property and the improvements described in the Mortgage (collectively, the “Property”), wherein the premises covered by the Lease (the “Demised Premises”) is located.

C. Landlord and Lender have executed, or will execute, an Assignment of Leases and Rents (the “Assignment”) pursuant to which the Lease is assigned to Lender and Lender grants the right to Landlord to collect all rents and other sums payable under the Lease (“Rents”) until the revocation of such right by Lender, at which time all Rents are to be paid to Lender.

D. Lender has requested the execution of the agreements contained herein by Tenant as a condition to Lender’s making the requested mortgage loan or consenting to the Lease.

PART ONE — TENANT CERTIFICATE

Tenant certifies to Lender as follows:

(a)	The Lease and all amendments and supplements thereto (collectively, the “Lease”) consist of the following documents [please identify by name of document, date, parties (if other than Tenant and Landlord), and number of pages]:

(i)	Lease dated [ pages];

Except for the foregoing, there are no agreements between Tenant and any owner (or ground lessee, if any) of the Property;

(b)	Tenant took possession of the Demised Premises on or about , 20 , and commenced paying rent on or about , 20 ;

(c)	The initial term of the Lease commenced on , 20 , and terminates on , 20 , and such Lease is subject to renewal options in favor of Tenant for two consecutive additional periods of five (5) years each;

(d)	The amount of the last rental payment (excluding expense reimbursements) was $ , and the rental period for which such payment was made was for the month ending , 200 ;

(e)	The improvements described in the Lease have been accepted by the Tenant and have been constructed, to the best of Tenant’s knowledge, in accordance with any applicable requirements of the Lease;

(f)	The Lease is in full force and effect, no advance rentals in excess of one month have been paid, and Tenant has no unsatisfied claims, defenses, or offsets against Landlord or under the Lease;

(g)	Tenant has no option or other right to purchase all or any portion of the Property;

(h)	To the knowledge of Tenant, no default of Landlord or Tenant exists under the Lease; and

(i)	Tenant has paid a security deposit of $ under the Lease.

PART TWO — MUTUAL RECOGNITION AGREEMENT

Tenant, Landlord and Lender agree as follows:

1. Tenant and Landlord agree for the benefit of Lender that:

(a) Tenant shall not pay any rent more than one month in advance;

(b) Tenant and Landlord will not enter into any agreement for the cancellation, amendment or modification of the Lease without Lender’s prior written consent;

(c) Tenant will not terminate the Lease because of a default by unless Tenant shall have first given Lender written notice and a reasonable opportunity to cure such default; and

(d) Tenant, upon receipt of notice from Lender that Lender has revoked the license granted to Landlord to collect Rents, shall pay to Lender all Rents then or thereafter due under the Lease; and Landlord agrees that any such payments to Lender shall be credited against the Rents as if paid to Landlord.

2. The Lease is hereby subordinated in all respects to the Mortgage and to all renewals, modifications and extensions thereof, but the parties agree that a foreclosure proceeding shall not affect the Lease or the obligations of Tenant thereunder except as otherwise provided herein.

3. Landlord, Tenant and Lender agree that the fee (or ground leasehold) title to the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the unification of said estates in Landlord, Tenant, Lender or any third party by purchase, assignment or otherwise.

4. If Lender (through foreclosure, deed in lieu of foreclosure or otherwise) acquires the Property or any estate therein and/or any interest in the Property senior to that of Landlord, then notwithstanding the subordination provided for above:

(a) Tenant shall be bound to Lender under all of the terms, covenants and conditions of the Lease for the balance of the term thereof;

(b) Lender shall be bound to Tenant under all of the terms, covenants and conditions of the Lease, provided, however, that Lender shall not be:

(i) Liable for any act or omission of Landlord or any prior landlord;

(ii) Subject to any offsets or defenses which Tenant might have against Landlord or any prior landlord;

(iii) Liable for the return of any security deposit that is not actually turned over to the Lender;

(iv) Bound to Tenant subsequent to the date upon which Lender transfers its interest in the Demised Premises to any third party;

(v) Liable to Tenant under any indemnification provisions set forth in the Lease or for any damages Tenant may suffer as a result of any false representation set forth in the Lease, the breach of any warranty set forth in the Lease, or any act of, or failure to act by any party other than Lender;

(vi) Liable beyond its equity in the property; or

(vii) Bound by any option or other right to purchase or sell all or any portion of the Property.

(c) The Lease shall not be terminated, and the rights of Tenant thereunder shall continue in full force and effect except (i) as provided in this Agreement, and (ii) that the Mortgage will govern with respect to the disposition of proceeds of insurance policies or condemnation or eminent domain awards, and (iii)  if there then exists a Tenant Event of Default under the Lease, then Lender may terminate the Lease.

The provisions of this Section 4 shall be effective and self-operative immediately upon Lender succeeding to the interest of Landlord in the Property and/or any interest in the Property senior to that of Landlord’s without the execution of any other instrument. If Lender so succeeds to such interest or interests, then no recovery may be had against Lender except from and to the extent of such interest or interests.

5. Subject to the terms of this Agreement, so long as there does not exist a Tenant Event of Default under the Lease, the Lease shall remain in full force and effect and the holder of the Mortgage and any purchaser at foreclosure sale thereof shall not disturb Tenant’s possession under the Lease and any renewal terms thereof. If a purchaser other than Lender acquires the Property upon foreclosure of the Mortgage, such purchaser shall be bound by the terms of the Lease except as amended by this Agreement, and such purchaser shall have the same rights as Lender would have if Lender had purchased at the foreclosure sale.

6. This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, including without limitation, any purchaser of the Premises at a foreclosure sale.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:
CRAY INC.,
a Delaware corporation

By:
Name:
Its:

LANDLORD:
NEA Galtier, LLC,

a Delaware limited liability company

By:
Name:
Its:

LENDER:
Greenwich Capital Financial Products, Inc.,

a Delaware corporation

By:
Name:
Its:

EXHIBIT F

PARKING

Tenant’s Parking. Landlord will provide Tenant with up to 215 permits (which may be valet) for undesignated, unreserved, non-exclusive parking in the Building’s underground parking garage at no cost to Tenant, plus an additional 10 such permits at a cost of fifty percent (50%) of the then current market rate. Notwithstanding any rule to the contrary, such parking shall be available on an undesignated, non-exclusive basis 24 hours a day, seven days a week during the Term. In addition, for the Option 1 Space, Landlord will provide Tenant with up to 30 permits (which may be valet) for undesignated, unreserved, non-exclusive parking in the Building’s underground parking garage at and at a rate of $85.00 plus any applicable taxes per permit for the initial Term and at the then current market rate for any Extended Term. For the Option 2 Space, Landlord will provide Tenant up to four (4) parking space permits per 1,000 square feet of rentable area of the additional leased space and at a rate of $85.00 plus any applicable taxes per permit for the initial Term and at the then current market rate for any Extended Term.

EXHIBIT G

RENEWAL OPTIONS

Provided no Event of Default exists and Tenant is occupying the entire Premises at the time of such election, Tenant may renew this Lease for two consecutive additional periods of five (5) years each (each, an “Extended Term”), commencing immediately upon the expiration of the initial Term referred to in the Basic Lease Information, or the first Extended Term, as applicable, by delivering written notice (a “Notice to Extend”) of the exercise thereof to Landlord at least 12 months before the expiration of the initial Term or the first Extended Term, as applicable. The Gross Full Service Rent payable for each month during such Extended Terms shall be adjusted to 95% of Market Rent, as defined below, with a determination of Market Rent being made for each Extended Term according to the provisions set forth below. If Tenant timely notifies Landlord that Tenant elects to exercise its renewal options, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a) Gross Full Service Rent for each Extended Term shall be 95% of Market Rent. The term “Market Rent” shall be defined as the rental rate for the Premises as established by the market for similar space in the City of Saint Paul, Minnesota, assuming both Landlord and Tenant to be prudent persons willing to lease the Premises, but under no compulsion to do so, and taking into account all pertinent factors including, but not limited to, the terms and conditions of the Lease exclusive of the net rental rate, the then-existing condition of the Premises, the presence or absence of tenant inducements or allowances, and the tenant inducements or allowances typically being provided in comparable space in comparable buildings in the City of Saint Paul.

The parties agree to negotiate in good faith to determine Market Rent immediately following provision by Tenant of written notice of exercise of the renewal option. If the parties are unable to agree upon Market Rent within thirty (30) days after Tenant provides said notice to Landlord, the parties shall endeavor to agree, prior to the sixtieth (60th) day after provision of said notice, upon a mutually acceptable commercial appraiser with MAI certification (who shall not have any prejudicial interest in the Premises or the parties), who shall determine the Market Rent for the Premises for the renewal term. The parties shall have a right to present expert testimony to the person selected as the appraiser who will determine Market Rent. The fees of the party selected as appraiser shall be shared by the parties on an equal basis. If the parties are unable to agree upon a mutually acceptable appraiser within said time period, each party shall designate an appraiser within fifteen (15) days thereafter, and the two appraisers so selected shall designate a third appraiser within fifteen (15) days thereafter. If the three appraisers are unable to agree on Market Rent, the determinations of the two appraisers which are closest together shall be averaged, and the determination of the third appraiser shall be disregarded. Each party shall pay the fees of the appraiser it selects, and the fees of the third appraiser shall be shared by the parties. In the event either party fails to designate an appraiser within the 15-day time period specified herein, Market Rent shall be determined by the appraiser timely designated by the other party.

(b) Tenant shall have no further renewal options unless expressly granted by Landlord in writing.

(c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

(d) If Tenant fails to timely notify Landlord in writing of its exercise of either renewal option, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to renew this Lease.

(e) Tenant’s rights under this Exhibit shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, (3) Tenant fails to timely exercise its renewal options under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof, (4) Tenant admits in writing that it cannot pay its debts generally as they become due in the ordinary course of Tenant’s business, or Landlord obtains credible evidence that Tenant cannot pay its debts generally as they become due in the ordinary course of Tenant’s business, (5) any Event of Default shall Exist at the time Tenant delivers a Notice to Extend or at the expiration of the initial Term or first Extended Term, or (6) Tenant has exercised its termination right set forth in Section 25(c) of the Lease.